Exhibit 2.1

ASSET PURCHASE AGREEMENT

DATED AS OF:  JANUARY 31, 2005

BY AND AMONG

CIPRICO, INC.,

HUGE SYSTEMS, INC.,

AND

THE PRINCIPALS NAMED HEREIN

TABLE OF CONTENTS

ARTICLE 1	DEFINITIONS

1.1	Specific Definitions
1.2	Other Terms
1.3	Other Definitional Provisions

ARTICLE 2	PURCHASE AND SALE OF ASSETS

2.1	Purchased Assets
2.2	Retained Assets
2.3	Assumed Liabilities; Retained Liabilities
2.4	Purchase Price; Payment
2.5	Purchase Price Allocation
2.6	Transfer and Sales Taxes
2.7	Delivery of Assets; Resale Certificates

ARTICLE 3	REPRESENTATIONS AND WARRANTIES OF SELLER

3.1	Listing of Certain Assets and Data
3.2	Organization; Directors and Officers
3.3	Subsidiaries
3.4	Authority
3.5	Financial Statements
3.6	Absence of Undisclosed Liabilities
3.7	Absence of Certain Changes and Events
3.8	Litigation
3.9	Compliance with Law
3.10	Taxes
3.11	Consents
3.12	Title to and Condition of Assets
3.13	Contracts
3.14	Manufacturing Processes/Inventories
3.15	Warranties
3.16	Intellectual Property
3.17	Leased Real Estate
3.18	Labor Matters
3.19	Employees
3.20	No Finders
3.21	Product Liability Claims
3.22	Relations with Suppliers and Customers
3.23	Environmental Matters
3.24	Contracts with Related Parties
3.25	Compliance with Medea Settlement Agreement
3.26	Accounts Receivable

ARTICLE 4	REPRESENTATIONS AND WARRANTIES OF CIPRICO

4.1	Organization of Ciprico

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4.2	Authority
4.3	No Finders
4.4	SEC Documents
4.5	Shares Of Ciprico Common Stock
4.6	Litigation and Claims
4.7	Absence of Certain Changes and Events

ARTICLE 5	CERTAIN COVENANTS AND AGREEMENTS

5.1	Approvals and Consents
5.2	Preserve Accuracy of Representations and Warranties
5.3	Conduct of Business
5.4	No Solicitation of Other Offers
5.5	Access to Information and Records
5.6	Further Assurances; Ciprico Access to Records
5.7	Periodic Reports/Operations After Closing
5.8	Bulk Sales Rules
5.9	Noncompetition and Nonsolicitation
5.10	Change of Corporate Name
5.11	Notification of Certain Matters
5.12	Release
5.13	Covenant Regarding HSI Related Sales

ARTICLE 6	EMPLOYEE MATTERS

6.1	Benefit Plans
6.2	Employee Matters
6.3	Bonus Payments

ARTICLE 7	CONDITIONS TO CIPRICO’S OBLIGATIONS

7.1	Representations, Warranties and Covenants
7.2	Opinion of Counsel for Seller
7.3	Approvals; Consents
7.4	Litigation Affecting Closing
7.5	Legislation
7.6	Transfer Documents
7.7	Employment Agreements
7.8	Resolutions/Required Seller Shareholder Vote

ARTICLE 8	CONDITIONS TO SELLER’S OBLIGATIONS

8.1	Representations, Warranties and Covenants
8.2	Litigation Affecting Closing
8.3	Legislation
8.4	Termination of Personal Guarantees
8.5	Employment Agreements

ARTICLE 9	CLOSING

9.1	Closing Date
9.2	Proceedings

ARTICLE 10	INDEMNIFICATION

10.1	Indemnification of Ciprico
10.2	Indemnification of Seller and Principals
10.3	Third-Party Claims
10.4	Set-Off
10.5	Cooperation as to Indemnified Liability
10.6	Limitations
10.7	Nature of Indemnification
10.8	Exclusive Remedy

ARTICLE 11	TERMINATION

11.1	Termination Prior to Closing

ARTICLE 12	MISCELLANEOUS

12.1	Complete Agreement
12.2	Survival
12.3	Waiver, Discharge, Amendment, Etc.
12.4	Notices
12.5	Public Announcement
12.6	Expenses
12.7	Governing Law
12.8	Successors and Assigns
12.9	Titles and Headings; Construction
12.10	Severability
12.11	Benefit
12.12	Counterparts
12.13	Further Transfers; Transition Assistance
12.14	Confidentiality

Exhibits

Exhibit A	Short-Term Promissory Note

Exhibit B	Assignment of Leases and Consent to Assignment of Leases

Exhibit C	Holdback Note

Exhibit D	Opinion of Counsel for Seller

Exhibit E-1	Employment Agreement – Michael Anderson

Exhibit E-2	Employment Agreement – Tina Bow

Schedules

Schedule 2.2.3	Retained Assets

Schedule 2.3.1	Assumed Contracts

Schedule 2.5	Purchase Price Allocation

Schedule 3.1.1	Equipment

Schedule 3.1.2	Patents, Trademarks, Formulas, Etc.

Schedule 3.1.3	Certain Agreements, Etc.

Schedule 3.1.4	Permits, Licenses, Etc.

Schedule 3.1.5	Loans and Credit Agreements, Etc.

Schedule 3.1.6	Insurance Policies and Claims

Schedule 3.1.7	Employee Plans

Schedule 3.2	Organization; Directors and Officers

Schedule 3.3	Subsidiaries

Schedule 3.4	Authority

Schedule 3.5	Financial Statements

Schedule 3.6.3	Undisclosed Liabilities

Schedule 3.8	Litigation

Schedule 3.9	Compliance with Law

Schedule 3.11	Consents

Schedule 3.12	Title to and Condition of Assets

Schedule 3.13	Contracts

Schedule 3.14	Manufacturing Processes/Inventories

Schedule 3.15	Warranties

Schedule 3.16	Intellectual Property

Schedule 3.17	Leased Real Estate

Schedule 3.19.2	Multi-Employer Plan

Schedule 3.19.3	No Employee Plan

Schedule 3.21	Product Liability Claims

Schedule 3.22	Relations with Suppliers and Customers

Schedule 3.23	Environmental Matters

Schedule 3.24	Contracts with Related Parties

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of January 31, 2005, by and among Ciprico Inc. (“Ciprico”), a Delaware corporation, Huge Systems, Inc. (“Seller”), a California corporation, and Michael Anderson and Tina Bow (the “Principals”).

RECITALS:

A.                                   The parties hereto desire that Seller sell, transfer and assign to Ciprico, and Ciprico purchase from Seller, substantially all of the assets and business of Seller, excluding only the Retained Assets (as defined below), on the terms and for the consideration set forth in this Agreement.

B.                                     The Principals own a majority of the outstanding equity interests of the Seller and have substantial operational and technical expertise with respect to the Business of Seller and will receive considerable direct and indirect benefits from the consummation of the transactions contemplated herein.

NOW, THEREFORE, in consideration of the respective representations, warranties, covenants and agreements contained herein, and subject to the terms and conditions set forth herein, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1                                 Specific Definitions.  As used in this Agreement, the following terms shall have the meanings set forth or referenced below:

“Advance” means an advance, not to exceed Fifty Thousand Dollars ($50,000), as and if requested by Seller and the Principals prior to Closing, but only to the extent that the sum of (i) the amount payable to Seller pursuant to Section 2.4.2, without giving effect to such advance, and (ii) the cash and cash equivalents of Seller as of the Closing is less than $1,700,000; provided, however, that any such Advance must be requested at the time of the delivery of the Seller’s Estimated Closing Balance Sheet (as defined below) and notwithstanding anything set forth in this Agreement to contrary, Ciprico shall, with respect to any requested advance that is paid to Seller at the Closing, have an unrestricted right to set-off such advance payment against any Contingent Consideration (or payment pursuant to Section 5.13) that becomes due and payable to Seller and/or Principals, without any limitation or restriction and at Ciprico’s discretion and election.

“Advance Payment Date” means each of March 31, 2005, June 30, 2005 and September 30, 2005.

“Affiliate” of a specified person (natural or juridical) means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.  “Control” shall mean ownership of more than 50% of the shares of stock entitled to vote for the election of directors in the case of a corporation, and more than 50% of the voting power in the case of a business entity other than a corporation.

“Annualized Gross Profit Amount” means, with respect to any Advance Payment Date, (A) the Cumulative Gross Profit with respect to such Advance Payment Date multiplied by (B) a fraction, numerator of which shall be 12 and the denominator of which shall be the number of complete months that have elapsed from the Closing Date through such Advance Payment Date.  By way of example, assuming the Closing Date occurs on January 29, 2005, the denominator for the fraction applicable to the Advance Payment Date falling on June 30, 2005, would be five (5).

“Assets” means all the assets, properties, rights, interests, claims and business, as of the Closing, of Seller of every kind, nature and description, wherever located, whether now owned or hereafter acquired, whether tangible or intangible, real, personal or mixed, absolute or contingent, known or unknown, including, but not limited to:

(i)                                     All books, records (computer or otherwise), files, and data (including customer and supplier lists), customer service histories, warehouse and other inventories, all research and development activities and all product information;

(ii)                                  All rights under the Contracts assumed by Ciprico as listed on Schedule 2.3.1;

(iii)                               All manufacturing related assets, machinery, equipment, fixtures, office furniture, tools, automobiles, computers, printers, copiers, telecopy machines and other tangible property held, owned or leased;

(iv)                              All inventory, spare parts, service tools, instruments and supplies;

(v)                                 All causes of action, judgments, settlements, claims, indemnity, or other rights, including all rights to all claims or other causes of action, whether known or unknown, accrued or to accrue for past or present infringement or unauthorized use of Intellectual Property;

(vi)                              All Intellectual Property, all Intellectual Property licenses (granted to or by Seller or its Affiliates) required to make, have made, use, modify, sell or offer to sell any products currently commercialized by or being developed by Seller including, but not be limited to, the Intellectual Property listed on Schedule 3.16;

(vii)                           All other intangible assets, including goodwill and, specifically, all residual or reversionary rights to any accounts receivable factored by Seller;

(viii)                        All registrations, licenses, approvals, certifications, permits and other similar requirements;

(ix)                                Rights, awards, insurance proceeds, return of security deposits, pre-paid expenses and similar assets or rights, except with respect to insurance proceeds or proceeds from other sources to the extent that they relate to a Retained Asset or are in compensation to Seller with respect to a Retained Liability; and

(x)                                   Any security interests, Liens or rights to repossess products or equipment sold by Seller except to the extent the same relate to a Retained Asset;

provided, however, that the definition of “Assets” shall exclude the Retained Assets described in Section 2.2.

“Assumed Liabilities” means the liabilities described in Section 2.3.1.

“Authorizations” has the meaning set forth in Section 3.9.

“Business” means all of the business and operations of Seller as currently conducted by Seller.

“Closing” and “Closing Date” have the meanings set forth in Section 9.1.

“Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the business, products, services and/or research and development of the Business and/or its suppliers, distributors, customers, independent contractors and/or other business relations.  Confidential Information includes, but is not limited to, the following information when it is confidential or proprietary:  (i) internal business information (including historical and projected financial information and budgets and information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, suppliers, distributors, customers, independent contractors or other business relations and their confidential information; (iii) trade secrets, source code and methods of operation relating to the software programs, know-how, compilations of data and analyses, techniques, systems, formulae, research, records, reports, manuals, documentation, models, data and data bases relating thereto; and (iv) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable).  “Confidential Information” also includes, but is not limited to, information obtained by Ciprico pursuant to Section 5.5.

“Consents” has the meaning set forth in Section 3.11.

“Contract” means any contract, purchase or sale order, lease, license, commitment or other agreement to which Seller is a party or an assignee or other beneficiary thereof.

“Cumulative Gross Profit” means, with respect to any Advance Payment Date, the aggregate Gross Profit from HSI Related Sales made through such Advance Payment Date.

“Current Employees” means all persons who immediately prior to the Closing are employees of Seller, including any such employee who is on short-term or long-term disability or other authorized leave of absence.

“Employee Plans” means any health care plan or arrangement; life insurance or other death benefit plan or arrangement; deferred compensation or other pension or retirement plan or arrangement; stock option, phantom stock, bonus or other incentive plan or arrangement; severance, change of control or early retirement plan or arrangement; or other fringe or employee benefit plan or arrangement; or any employment or consulting contract or executive compensation agreement; whether the same are written or otherwise, formal or informal, voluntary or required by law or by Seller’s policies or practices, for the benefit of or relating to any present or former employees, leased employees, consultants, agents, directors, and/or their dependents, of Seller; including, without limitation, any Pension Plan and any Welfare Plan (whether or not any of the foregoing is funded) (i) to which Seller is a party or by which Seller is bound, (ii) that Seller has at any time established or maintained for the benefit of or relating to any present or former employees, leased employees, consultants, agents, directors, and/or their dependents, of Seller, or (iii) with respect to which Seller has made any payments or contributions in any of the last five years, or otherwise has any liability (including any such plan or other arrangement formerly maintained by Seller).

“Environmental Laws” means and includes any one or more of the following:  (a) the Comprehensive Environmental Response Compensation and Liability Act (“CERCLA”), as amended by the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), 42 U.S.C. § 9601 et seq.; the Federal Resource Conservation and Recovery Act of 1976 (“RCRA”), 42 U.S.C. § 6921 et seq.; the Clean Water Act, 33 U.S.C. § 1321 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the Occupational Safety and Health Act of 1976, 29 U.S.C. § 651, all as they may be amended from time to time; any other federal, state, county, municipal, local or other statute, law, ordinance or regulation that relates to or deals with Hazardous Substances, human health or the environment, all as they may be amended from time to time; and all regulations promulgated by a regulatory body pursuant to any of the foregoing statutes, laws, regulations, or ordinances; and (b) to the extent that they apply specifically to Seller, judgments, orders, decrees, injunctions, permits, concessions, grants, franchises, licenses or agreements, to the extent that either (a) or (b) relate to safety, human health, the environment or emissions, discharges, or releases of Hazardous Substances into the environment including ambient air, surface water, ground water, facilities, structures, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, Hazardous Substances, or wastes or the investigation, clean-up, or other remediation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Hazardous Substance” means asbestos, urea formaldehyde, polychlorinated biphenyls, nuclear fuel or materials, chemical waste, radioactive materials, explosives, known carcinogens, petroleum products, pesticides, fertilizers, or any other substance that is dangerous, toxic, or hazardous, or that is a pollutant, contaminant, chemical, material or substance defined as hazardous or as a pollutant or contaminant in, or the use, transportation, storage, release or disposal of which is regulated by, any Environmental Laws.

“Intellectual Property” means (a) patents and all divisions, continuations, continuations-in-part, revisions, reissues, renewals, and re-examinations relative thereto; (b) registered and unregistered copyrights and all works of authorship including all translations, adaptations, combinations, compilations and derivations of such copyrights and works of authorship; (c) registered and unregistered trademarks, trade names, brand names, service marks, service names, trade dress, logos, assumed names, and corporate names including all translations, adaptations, combinations and derivations thereof, together with all common law rights and all goodwill associated with each of the foregoing; (d) trade secrets, proprietary data, know-how, and inventions (whether or not reduced to practice), and confidential information (including conceptions, ideas, inventions, innovations, manufacturing, development and production techniques, drawings, specifications, designs, proposals, financial and accounting data, business and marketing plans, customer and supplier lists and related information and documentation), in each case irrespective of whether in human or machine readable form; (e) computer software (including both source and object code) and all related development environments, compilers, scripts, program listings and data, systems, and user, programmer, and other documentation; (f) mask works; (g) all other forms of right by which one may effectively exclude another from using or otherwise enjoying any and each of the foregoing worldwide; and (h) all applications worldwide for any and each of the foregoing including applications for patent or registration, together with all registrations, renewals and extensions for any and each of the foregoing worldwide.

“IRC” means the Internal Revenue Code of 1986, as amended.

“IRS” means the United States Internal Revenue Service.

“Inventories” means finished goods, raw materials and ingredients, work-in-process, consignment goods, wares and merchandise, RMA drives and PCBA components that are either returned to the manufacturer for repair or undergoing qualification testing in engineering, customer evaluation units and cross-shipped warranty units.

“Knowledge” of Seller means actual knowledge of the Principals or the knowledge that any of such persons would reasonably be expected to have after due and reasonable inquiry of any facts or circumstances actually known to and recognized by such persons.

“Liens” means liens, mortgages, charges, security interests, pledges, encumbrances, assessments, restrictions or other third-party claims of any nature.

“Material Adverse Effect” means an effect that, individually or in the aggregate with other related effects, is or could reasonably be expected to be materially adverse to the business, results of operation or condition (financial or otherwise) of the Assets or the Business, considered as a whole, or is or could reasonably be expected to be materially adverse to the ability of Ciprico to conduct the Business following the Closing in a manner consistent with how the Business is presently conducted by Seller; provided that in no event shall any of the following be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or could be, a Material Adverse Effect, (a) any effect that results from conditions generally affecting the industries and markets in which Seller currently operates or the economy or political environment of any country where Seller has conducted operations that, in each case, does not disproportionately effect Seller or its Business, (b) any effect that results from conditions affecting general worldwide economic, business or capital markets conditions, (c) any effect that results from changes in Laws after the date hereof, and (d) any effect resulting from acts of war (whether or not declared), sabotage or terrorism, military actions or the escalation thereof or other force majeure events occurring after the date hereof.

“Pension Plan” means an “employee pension benefit plan” as defined in Section 3(2) of ERISA.

“Prime Rate” means, for any calendar quarter, the prime commercial lending rate quoted by Wells Fargo Bank Minnesota, N.A. as in effect on the first day of such quarter.

“Product Liability” means any liability, claim or expense, including but not limited to attorneys’ fees and medical expenses, arising in whole or in part out of a breach of any express or implied product warranty, strict liability in tort, negligent manufacture of product, negligent provision of services, product recall, or any other allegation of liability arising from the design, testing, manufacture, packaging, labeling (including instructions for use), marketing, distribution or sale of products.

“Purchase Price” has the meaning set forth in Section 2.4.1.

“Retained Assets” has the meaning set forth in Section 2.2.

“Retained Liabilities” has the meaning set forth in Section 2.3.2.

“Required Seller Shareholder Vote” means the affirmative vote of Seller’s shareholders that is required by law and Seller’s organizational documents for the approval of the transactions contemplated by this Agreement.

“Schedule 3.5 Financial Statements” has the meaning set forth in Section 3.5.

“Securities” means stock, options, phantom stock, warrants, convertible securities or other rights to acquire stock of Seller.

“Taxes” (and “Tax”) means all taxes, additions to tax, penalties, interest, fines, duties, withholdings, assessments, and charges assessed or imposed by any governmental authority, including but not limited to all federal, state, county, local and foreign income, profits, gross receipts, import, ad valorem, real and personal property, franchise, license, sales, use, value added, stamp, transfer, withholding, payroll, employment, excise, custom, duty, and any other taxes, obligations and assessments of any kind whatsoever; the foregoing shall include, but not be limited to, any liability arising as a result of being (or ceasing to be) a member of any affiliated, consolidated, combined, or unitary group as well as any liability under any Tax allocation, Tax sharing, Tax indemnity or similar agreement.

“Transfer and Sales Taxes” means all use taxes, stamp taxes, conveyance taxes, transfer taxes, filing fees, recording fees, prepayment fees or penalties, reporting fees and other similar duties, taxes and fees, if any, imposed upon, or resulting from, the transfer of the Assets or the Assumed Liabilities hereunder and the filing of any instruments relating to such transfer, including any sales tax.

“Welfare Plan” means an “employee welfare benefit plan” as defined in Section 3(1) of ERISA.

“Working Capital Balance” means, in each case, as of the Closing Date, (i) the accounts receivable of the Seller, plus (ii) the Inventory of the Seller, plus (iii) the amount of $17,000 in prepaid expenses and security deposits, plus (iv) an amount, not to exceed $18,000, reflecting the purchase price paid by Seller for a fibre-channel analyzer, less (v) the Seller’s trade accounts payable to be assumed hereunder by Ciprico; provided, however, that for purposes of the definition of “Working Capital Balance,” Inventory shall be valued based on its category as of the Closing Date as follows: (a) production inventory shall be valued at 100% of the Seller’s cost; (b) evaluation inventory shall be valued at 55% of the Seller’s cost; (c) advance swap inventory shall be valued at 90% of the Seller’s cost; (d) spare inventory (whether on-site or off-site) shall be valued at 100% of the Seller’s cost; (e) engineering inventory shall be valued at 60% of the Seller’s cost; (f) non-conforming inventory shall be valued at 15% of the Seller’s cost; and (g) scrap inventory shall be considered to have no value.

1.2                                 Other Terms.  Other terms may be defined elsewhere in the text of this Agreement and shall have the meaning indicated throughout this Agreement.

1.3                                 Other Definitional Provisions.

(a)                                  The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provisions of this Agreement.

(b)                                 The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(c)                                  References to an “Exhibit” or to a “Schedule” are, unless otherwise specified, to one of the Exhibits or Schedules attached to or referenced in this Agreement, and references to an “Article” or a “Section” are, unless otherwise specified, to one of the Articles or Sections of this Agreement.

(d)                                 The term “person” includes any individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization or government or any department or agency thereof.

(e)                                  The term “Dollars” or “$” shall refer to the currency of the United States of America.

(f)                                    All references to time shall refer to Minneapolis, Minnesota time.

ARTICLE 2

PURCHASE AND SALE OF ASSETS

2.1                                 Purchased Assets.  Upon the terms and subject to the conditions set forth in this Agreement, effective as of the Closing, Seller hereby sells, transfers, assigns and conveys to Ciprico, and Ciprico hereby purchases, the Assets including, but not limited to, the Contracts set forth on Schedule 2.3.1, in each case free and clear of all Liens.

2.2                                 Retained Assets.  Seller hereby retains all of its respective right, title and interest in and to, and there shall be excluded from the sale, assignment or transfer to Ciprico hereunder, the following assets of Seller as of the Closing:

2.2.1                        All cash, bank deposits, cash equivalents and short-term investments.

2.2.2                        This Agreement, that certain promissory note dated as of the date hereof in the original principal amount of $300,000 made by Ciprico to the order of Seller in the form attached hereto as Exhibit C (the “Holdback Note”), the Short-Term Promissory Note (as defined herein) and the amounts to be received by Seller under this Agreement, the Short-Term Promissory Note or the Holdback Note.

2.2.3                        The items set forth on Schedule 2.2.3.

2.2.4                        All claims for refunds of Taxes and other governmental charges of whatever nature which relate to the operation of the Business prior to the Closing.

2.2.5                        All personnel records and other records that Seller is required by law to retain in its possession.

2.2.6                        All Contracts in effect as of the Closing not specifically assumed by Ciprico, minute books, stock ledgers, stock transfer records and tax returns, which, however, shall remain available for review and copying by Ciprico at the offices of Seller upon reasonable request and notice until Seller is dissolved; provided, however that Seller shall remain a corporation existing and in good standing under the laws of its jurisdiction of incorporation at least through the end of the Earnout Period (as defined herein) or the end of the later to expire of the lease terms under the leases assigned to and assumed by Ciprico under Section 2.3 hereof, whichever is later.

2.2.7                        All Assets with respect to Employee Plans.

2.2.8                        All rights with respect to any of the foregoing.

The assets described in this Section 2.2 are referred to as the “Retained Assets.”

2.3                                 Assumed Liabilities; Retained Liabilities.

2.3.1                        Assumed Liabilities.  Upon the terms and subject to the conditions set forth in this Agreement, effective as of the Closing, Seller hereby assigns, transfers, and conveys to Ciprico, and Ciprico hereby assumes and agrees to pay and perform according to their respective terms, only (i) those certain trade accounts payable as specifically set forth and limited to the amounts recorded thereunder on the Closing Balance Sheet (as defined herein); (ii) Seller’s obligations under that lease agreement by and among Seller and Amcal Investment Fund, L.P., as landlord, covering Suite 220 at 30141 Agoura Rd. in Agoura Hills, CA, dated as of June 2, 2004, pursuant to that certain Assignment of Leases and Consent to Assignment of Leases of even date herewith (the “Lease(s) Assignment Agreement”) attached hereto as Exhibit B; (iii) Seller’s obligations under that lease agreement by and among Seller and Amcal Investment Fund, L.P., as landlord, covering Suite 212 at 30141 Agoura Rd. in Agoura Hills, CA dated as of June 2, 2004 pursuant to the Lease(s) Assignment Agreement; (iv) any potential “stay-bonus” obligations of Ciprico pursuant to Section 6.3 hereof; (v) any obligations of Seller to be performed after the Closing under the Contracts listed on Schedule 2.3.1; (vi) all obligations with respect to any Hired Employees, including, without limitation, compensation, benefit, severance and workers compensation claims, arising after the Closing Date and solely with respect to any Hired Employees’ employment with Ciprico; (vii) all obligations and liabilities relating to the operation of the Business and/or the use or ownership of the Assets (other than the Retained Assets) following the Closing Date; (viii) all Product Liabilities with respect to products sold after the Closing Date; and (ix) obligations under all warranties incurred in the ordinary course of business with respect to Seller’s products (collectively, the “Assumed Liabilities”).

2.3.2                        Retained Liabilities.  The parties agree that Ciprico is not, nor shall be considered, the successor to Seller, and that Ciprico does not hereby agree to assume or become liable to pay, perform or discharge any obligation or liability whatsoever of Seller or relating to the Assets or any former or present employees of Seller, including those that may be hired by Ciprico, except as expressly provided for in Section 2.3.1.  Seller shall retain any liability or obligation of, or claim against, Seller or the Business, direct or indirect, known or unknown, absolute or contingent, not expressly included in the Assumed Liabilities, and, notwithstanding anything to the contrary in the Agreement, none of the following shall be Assumed Liabilities (and each shall be included in the definition of “Retained Liabilities”):

2.3.2.1                                 The obligations of Seller and the Principals under this Agreement.

2.3.2.2                                 Any obligation, liability or claim that may arise from any lawsuits, actions or proceedings against Seller or the Principals.

2.3.2.3                                 Any other liability or obligation of, or claim against, Seller or the Principals or the Business, of any kind or nature whatsoever, whether known or unknown, fixed or contingent, determined or determinable, due or not yet due, or otherwise, that is not expressly assumed by Ciprico under this Agreement.

2.4                                 Purchase Price; Payment.

2.4.1                        Purchase Price.  Subject to the contingencies set forth in Section 2.4.2, the total consideration for the Assets (the “Purchase Price”) shall be equal to One Million, Six Hundred Twenty-five Thousand Dollars ($1,625,000) plus the amount of any Contingent Consideration earned and due to Seller under Section 2.4.2.3 hereof, plus an amount equal to the Assumed Liabilities and plus or minus, as applicable, the amount, if any, by which the Seller’s Working Capital Balance (as defined herein) as set forth on the Closing Balance Sheet, exceeds or is less than Three Hundred Thousand Dollars ($300,000), all as further set forth below.

2.4.2                        Payment of Purchase Price.  The Purchase Price shall be payable as follows:

2.4.2.1                                 At the Closing, Ciprico shall, subject to adjustment, deliver to Seller a promissory note, substantially in the form of Exhibit A hereto (the “Short-Term Promissory Note”), in a principal amount equal to One Million, Three Hundred Twenty-five Thousand Dollars ($1,325,000) plus or minus, as applicable, the amount of any Preliminary Purchase Price Adjustment (as defined herein) plus the amount of the Advance, if any.

2.4.2.1.1                      Not less than two (2) days nor more than five (5) days prior to the Closing Date, the Seller shall prepare and deliver to Ciprico an estimated closing balance sheet of Seller as of the Closing Date (the “Estimated Closing Balance Sheet”).  Ciprico shall have an opportunity to review and approve the Estimated Closing Balance Sheet and have reasonable access to all documentation necessary to evaluate the accuracy and reliability thereof prior to Closing.  The Purchase Price payable at Closing shall be (i) reduced by the amount, if any, by which the Working Capital Balance, as set forth on such Estimated Closing Balance Sheet, is less than Three Hundred Thousand Dollars ($300,000.00) or (ii) increased by the amount, if any, by which the Working Capital Balance, as set forth on such Estimated Closing Balance Sheet, exceeds Three Hundred Thousand Dollars ($300,000.00).  Any such tentative reduction or increase to the Purchase Price payable to Seller pursuant to this Section 2.4.2.1.1, a “Preliminary Purchase Price Adjustment.”  The Preliminary Purchase Price Adjustment shall be subject to the procedures set forth below for the preparation of the Closing Balance Sheet (as defined herein), the determination of the Closing Balance Sheet Working Capital Balance (as defined herein) and any need for any Post-Closing Purchase Price Adjustment (as defined herein).  The Estimated Closing Balance Sheet and the Closing Balance Sheet shall be compiled in accordance with Seller’s reasonable accounting principles consistent with the past accounting practices of Seller and with all values determined at the lower of cost or fair market value.

2.4.2.1.2                      As promptly as practicable following the Closing, but in any event no later than forty-five (45) days subsequent thereto, Ciprico shall prepare, compile and deliver, or cause to be delivered, to Seller a balance sheet of the Seller as of the Closing Date (the “Closing Balance Sheet”) as well as the amount of the Post-Closing Purchase Price Adjustment, if any, and shall furnish such Closing Balance Sheet, the amount of the Post-Closing Purchase Price Adjustment, if any, and the calculation thereof to the Seller along with access to the work papers showing Ciprico’s determination of and compilation of such Closing Balance Sheet and the amount, if any, of the Post-Closing Purchase Price Adjustment.  The Closing Balance Sheet shall be prepared in the same manner as the Estimated Closing Balance Sheet.  The Seller shall have fifteen (15) days from date of receipt of the Closing Balance Sheet to agree with the content of that document and the calculation of the Post-Closing Purchase Price Adjustment, if any, or to present written objections thereto, setting forth in reasonable detail its objections and supporting data and documentation therefor.  If the Seller agrees with the Closing Balance Sheet and the calculation of the Post-Closing Purchase Price Adjustment, or lack thereof, or shall not have objected (in the manner provided above) within such fifteen (15) day period, which non-objection shall be deemed agreement, such agreement shall be binding on the Seller.  In that case, Ciprico shall cause the Post-Closing Purchase Price Adjustment to be made to the Purchase Price promptly after receipt of such written agreement by the Seller or promptly after expiration of such fifteen (15) day period, if any such adjustment is required.  If Seller shall object (in the manner described above) and within such fifteen (15) day period, to the Closing Balance Sheet or the calculation of any Post-Closing Purchase Price Adjustment, the Seller and Ciprico shall promptly meet to attempt to agree on those matters.  If Ciprico, on the one hand, and the Seller, on the other hand, shall be unable to reach such agreement within five (5) days of receipt of the written objections from the Seller, the matter shall be referred to McGladrey & Pullen, LLP (the “Independent Accountant”), who shall act as an expert and not as an arbitrator, and who shall resolve the dispute within thirty (30)

days of referral.  The decision of the Independent Accountant as to the Closing Balance Sheet and any Post-Closing Purchase Price Adjustment shall be final and binding upon the parties.  Upon receipt of the decision of the Independent Accountant, Ciprico and the Seller shall cause the appropriate Post-Closing Purchase Price Adjustment to occur, if any.  Ciprico shall provide the Seller and, if necessary, the Independent Account access to the accounting books and records of Ciprico with regard to the Business.  The cost of the Independent Accountant shall be borne by the Seller, on the one hand, and Ciprico, on the other hand, in proportion to the relative differences between the final position of the parties prior to submission of the matter to the Independent Account and the determination of the Independent Accountant.

2.4.2.1.3                      If the Working Capital Balance of the Seller as set forth on the Closing Balance Sheet is less than the Working Capital Balance of the Seller as set forth on the Estimated Closing Balance Sheet (the “Closing Balance Sheet Working Capital Deficit”), then Ciprico shall have a claim and an unrestricted right to receive, within ten (10) days of the determination thereof, payment from the Seller of an amount equal to the Closing Balance Sheet Working Capital Deficit, without respect to any limitation on claim amounts otherwise set forth herein and as an adjustment to the aggregate Purchase Price.  If the Working Capital Balance of the Seller as set forth on the Closing Balance Sheet exceeds the Working Capital Balance of the Seller as set forth on the Estimated Closing Balance Sheet (the “Closing Balance Sheet Working Capital Surplus”), then Seller shall have a claim and an unrestricted right to receive, within ten (10) days of the determination thereof, payment from Ciprico of an amount equal to the Closing Balance Sheet Working Capital Surplus, without respect to any limitation on claim amounts otherwise set forth herein and as an adjustment to the aggregate Purchase Price.  The Closing Balance Sheet shall be prepared in the same manner as the Estimated Closing Balance Sheet.  Any such adjustment to the Purchase Price required pursuant to this Section 2.4.2.1.3 is referred to herein as the “Post-Closing Purchase Price Adjustment.”

2.4.2.2                                 At the Closing Ciprico will execute and deliver the Holdback Note in the original principal amount of Three Hundred Thousand Dollars ($300,000.00), payable to the order of Seller.

2.4.2.3                                 Ciprico shall pay to Seller the contingent consideration due as set forth herein (cumulatively, as earned, the “Contingent Consideration”), less any reductions thereto or set-off thereof for amounts otherwise due and owing to Ciprico including, without limitation, any amounts owed to Ciprico pursuant to the provisions of this ARTICLE 2, or ARTICLE 10 hereof.  The Contingent Consideration shall be considered additional Purchase Price.  Seller shall be entitled to receive, as Contingent Consideration, the amount determined by multiplying the actual Gross Profit allocable to HSI Related Sales (as defined below) during the twelve (12) month period ending on the first anniversary of the Closing Date (the “Earnout Period”) by the Earnout Percentage for the appropriate range of Gross Profit as set forth in the table below.  For purposes hereof, “Gross Profit” shall mean the difference between (i) the aggregate revenues from HSI Related Sales and (ii) the aggregate cost of goods sold allocable to an HSI Related Sale.  Cost of goods sold allocable to an HSI Related Sale shall mean: (i) for any product sold by Seller, the total material cost of goods for such product on the total bill of material unit costs, determined in Seller’s historical manner, plus an amount equal to $150.00; (ii) for any product manufactured and sold by Ciprico, an amount equal to the total standard bill of material cost of goods for such product, determined in Ciprico’s historical manner.  HSI Related Sales shall mean sales of (i) any products historically produced by Seller, (ii) any products historically produced by Ciprico which are sold to customers that were or have been Seller’s customers or accounts, as reasonably documented by Seller to Ciprico’s reasonable satisfaction, (iii) any new products that are developed by Ciprico using the Seller’s RAID controller technology or other Intellectual Property of the Seller, and (iv) any other products upon which Ciprico and the Principals may mutually agree.  HSI Related Sales shall be deemed made when such sale or purchase has been shipped and invoiced in accordance with Ciprico’s standard revenue recognition procedures and policies (which shall not be dissimilar to those procedures and policies employed by Seller prior to Closing unless otherwise required by GAAP), subject in every case to any cancellation of such sale or order or a return of the product or products counted in the HSI Related Sales Gross Profit calculation, if any, that may occur prior to the 45th day after the end of the Earnout Period.  Revenues from HSI Related Sales shall be subject to any adjustments for discounts, price adjustments or other credits granted to customers in the ordinary course of business.  HSI Related Sales shall be deemed made, and revenues thereupon recognized, prior to the last day of the Earnout Period (and therefore any Gross Profit from such sale shall be “Gross Profit allocable to HSI Related Sales”) if an order is placed on or before the last day of the Earnout Period even though product underlying such order is not shipped and invoiced by Ciprico until after such date, provided that the product is shipped prior to the 45th day after the end of the Earnout Period, and further provided that any products which are ordered by a customer subject to the customer’s request or direction to Ciprico not to ship said products until some date after the last day of the Earnout Period shall not be considered HSI Related Sales during the Earnout Period and shall not be included in the calculation of the Contingent Consideration due and payable to Seller.  Ciprico acknowledges and agrees to promptly ship all products described in this Section 2.4.2.3 and further acknowledges and agrees that delays and backorders not in the ordinary course of such products shall not be taken into account when determining whether there was a sale and/or order of a product under this Section 2.4.2.3.

Gross profit $ - HIS Related Sales			Earn-out Percentage

$0		$2,000,000	0%

$2,000,001	To	$2,500,000	30%

$2,500,001	To	$3,000,000	40%

$3,000,001	To	$3,400,000	50%

$3,400,001	To	$4,000,000	60%

$4,000,001	To	$6,999,999	65%

For all amounts of Gross Profit allocable to HSI Related Sales greater than or equal to
$7,000,000, the Contingent Consideration payable shall be limited to $4,550,000.

So, by way of illustration:

1.                                      If the actual aggregate Gross Profit allocable to HSI Related Sales is $2,100,000 during the Earnout Period, the aggregate earn-out amount or Contingent Consideration payable to Seller would be $ 630,000

2.                                      If the actual aggregate Gross Profit allocable to HSI Related Sales is $3,300,000 during the Earnout Period, the aggregate earn-out amount or Contingent Consideration payable to Seller would be $1,650,000.

3.                                      If the actual aggregate Gross Profit allocable to HSI Related Sales is $4,100,000 during the Earnout Period, the aggregate earn-out amount or Contingent Consideration payable to Seller would be $2,665,000.

4.                                      If the actual aggregate Gross Profit allocable to HSI Related Sales is $7,500,000 during the Earnout Period, the aggregate earn-out amount or Contingent Consideration payable to Seller would be $4,550,000.

2.4.2.4                                 Notwithstanding the foregoing, Ciprico shall make advance payments with respect to the Contingent Consideration as follows:

2.4.2.4.1                      Within thirty (30) days after each Advance Payment Date, Ciprico shall deliver to the Seller a statement (an “Advance Payment Statement”) showing the Cumulative Gross Profit through such Advance payment Date and the Annualized Gross Profit through such Advance Payment Date.

2.4.2.4.2                      Upon delivery of each Advance Payment Statement, Ciprico shall pay to the Seller, as an advance payment (an

“Advance Payment”) of Contingent Consideration, an amount equal to: the excess of (1) 90% of the product of (A) the Cumulative Gross Profit for such Advance Payment Date multiplied by (B) the Earnout Percentage (expressed as a decimal) for the appropriate range of Gross Profit as set forth in the table above over (2) the aggregate amount of Advance Payments previously paid to the Seller pursuant hereto.

So, by way of illustration:

1.                                      If the Cumulative Gross Profit through the Advance Payment Date falling on March 31, 2005 is $400,000, then the Annualized Gross Profit for such Advance Payment Date would be $2,400,000 ($400,000 X 12/2 = $2,400,000).  Accordingly, the Earn-out Percentage would be 30%.  Therefore, the Advance Payment for such Advance Payment Date would be 90% of (A) $400,000 X (B) .30 (or $108,000).

2.                                      If the Cumulative Gross Profit through the Advance Payment Date falling on June 30, 2005 is $900,000, then the Annualized Gross Profit for such Advance Payment Date would be $2,160,000 ($900,000 X 12/5 = $2,160,000).  Accordingly, the Earn-out Percentage would be 30%.  Therefore, the Advance Payment for such Advance Payment Date would be the excess of (1) 90% of the product of (A) $900,000 X (B) .30 (90% of $270,000 = $243,000) over (2) the aggregate amount of all prior Advance Payments ($108,000).  In this case, the Advance Payment would be $243,000 minus $108,000, or $135,000.

2.4.2.4.3                      If the Annualized Gross Profit for any Advance Payment Date (or the actual Gross Profit for the Earnout Period) does not exceed Two Million Dollars ($2,000,000.00), then no payment of Contingent Consideration shall be due from Ciprico with respect thereto.

2.4.2.4.4                      Within forty-five (45) days after the end of the Earnout Period, Ciprico shall cause the preparation of a statement (the “Final Contingent Consideration Statement”) showing the aggregate Gross Profit for the Earnout Period and the aggregate amount of Contingent Consideration payable with respect to such aggregate Gross Profit.  Ciprico shall furnish such calculation to the Seller along with access to the work-papers and all relevant books and records and employees of Ciprico, showing Ciprico’s determination of the Contingent Consideration payable.  Unless the Seller delivers written notice to Ciprico on or prior to the thirtieth (30th) day after receipt of the reviewed Final Contingent Consideration Statement specifying in reasonable detail all disputed items and the basis therefore, the parties shall be deemed to have accepted and agreed to the reviewed calculations of the Final

Contingent Consideration Statement.  If the Seller so notifies Ciprico of an objection to the reviewed Final Contingent Consideration Statement, the parties shall, within thirty (30) days following the date of such notice (the “Resolution Period”), attempt to resolve their differences and any resolution by them as to any disputed amount shall be final, binding, conclusive and nonappealable for all purposes under this Agreement.  If at the conclusion of the Resolution Period the parties have not reached an agreement on the objections, then all amounts remaining in dispute may, at the election of either party, be submitted to the Independent Accountant who shall resolve such dispute within thirty (30) days of referral.  The decision of the Independent Accountant shall be final and binding upon the parties.  The cost of the Independent Accountant shall be borne by the Seller, on the one hand, and Ciprico, on the other hand, in proportion to the relative differences between the final position of the parties prior to submission of the matter to the Independent Account and the determination of the Independent Accountant.

2.4.2.4.5                      Upon the final determination, pursuant to Section 2.4.2.4.4 above, of the aggregate Contingent Consideration payable to the Seller pursuant to this Section 2.4.2.3, Ciprico shall pay to the Seller the amount, if any, by which such aggregate Contingent Consideration exceeds the aggregate amount of Advance Payments made to the Seller pursuant hereto (such amount, the “Residual Payment”).  In the event that aggregate Contingent Consideration payable to the Seller, as finally determined pursuant to Section 2.4.2.4.3 above is less than the aggregate amount of Advance Payments that have been made to the Seller pursuant to this Section 2.4.2.4 (such difference, the “Deficiency Amount”), then the outstanding principal balance of the Holdback Note shall be reduced by an amount equal to such Deficiency Amount.  Ciprico hereby acknowledges and agrees that reduction of the Holdback Note shall be its sole recourse with respect to any Deficiency Amount.

2.4.2.4.6                      Any payment of Contingent Consideration (including any Advance Payment or the Residual Payment) by Ciprico hereunder, if any, shall be made, at the election of the Seller, subject to the limitations set forth herein, via wire transfer of immediately available funds or by delivery of shares of the common stock, par value $0.01 per share, of Ciprico (“Ciprico Common Stock”), or any combination thereof.

2.4.2.4.7                      For purposes of valuing any shares of Ciprico Common Stock to be delivered to the Seller in payment of any amount of Contingent Consideration due hereunder, the shares of Ciprico Common Stock shall be valued at the average (rounded to the nearest full cent, with the cents rounded up if the third decimal place is 5 or more) of the closing sales prices of a share of Ciprico Common Stock as reported on the Nasdaq Stock Market as of the end of the regular trading session, as reported in The Wall Street Journal, for the twenty (20) consecutive Nasdaq trading days ending on and including the Nasdaq trading day immediately preceding the date of such Contingent Consideration (or portion thereof) becomes payable hereunder (the “Earnout Issuance Price”).

2.4.2.4.8                      In order for the Seller to elect to receive all or any Contingent Consideration due hereunder in the form of shares of the Ciprico Common Stock, the Seller and each of the Principals, respectively must be an “accredited investor” within the meaning of Rule 501 under the Securities Act, in the case of Seller, not organized for the specific purpose of acquiring the Purchased Shares and must demonstrate to Ciprico’s satisfaction that they meet the required accreditation standards.  The Seller and each of the Principals, respectively must represent to Ciprico that it has sufficient knowledge and experience in investing in companies similar to Ciprico, in terms of Ciprico’s stage of development, so as to be able to evaluate the risks and merits of an election to receive all or a portion of the Contingent Consideration in the form of Ciprico Common Stock and that Seller and the Principals are able financially to bear the risks thereof.  Seller and the Principals shall also be required to represent that they have had an opportunity to discuss Ciprico’s business, management and financial affairs with management and to indicate that the Ciprico shares are being acquired for Seller’s own account for the purpose of investment and not with a present view toward their public sale or distribution; provided, however, that by making such representation, Seller does not agree to hold any of such shares for any minimum or other specific term and reserves the right to dispose of such shares at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act.  Seller understands that (i) any Ciprico Common Stock issued or to be issued to Seller will not, initially, be registered securities under the Securities Act by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof or Rule 505 or 506 promulgated thereunder, (ii) the Ciprico Common Stock must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration, (iii) the shares of Ciprico Common Stock will bear a legend to such effect and (iv) Ciprico will make a notation on its transfer books to such effect.

2.4.2.4.9                      Anything to the contrary herein notwithstanding, in the event that Ciprico issues shares of Ciprico Common Stock to the Seller pursuant to the terms hereof, Ciprico shall, at its sole cost and expense and within thirty (30) days of a demand by Seller or either of the Principals, respectively, that Ciprico file a registration statement on Form S-3 (or any successor form to Form S-3) for the resale of any such shares, and Ciprico is, at the time of the request, a registrant entitled to use Form S-3 (or any successor form to Form S-3) to register the shares for such an offering, Ciprico shall include in such registration, and in any underwriting involved therein, all the shares specified in Seller’s request, use its best efforts to cause such registration statement to be continuously effective, supplemented and amended as required by the Securities Act of 1933, as amended, from the date of such registration statement is declared effective by the Securities and Exchange Commission (the “SEC”) until the earlier of (i) the date that is One Hundred Twenty (120) days from the date such Registration Statement was declared effective; (ii) the date all shares of Ciprico common stock issued by Ciprico to the Seller hereunder have been sold; or (iii) the date that all shares of Ciprico Common Stock are eligible for sale or resale without limitation pursuant to the provisions of Rule 144(k) of the Securities Act of 1933, as amended.  Ciprico shall also cause such shares to be qualified in such jurisdictions as Seller may reasonably request.  If a Registration Statement is not reviewed by the Securities and Exchange Commission then, within ten (10) days of filing, Ciprico shall promptly request acceleration of the Registration Statement, Ciprico shall permit counsel to the Seller to review the Registration Statement and all amendments and supplements thereto (as well as all requests for acceleration or effectiveness thereof) a reasonable period of time prior to the Registration Statement’s filing with the SEC, and not file any document in a form to which such counsel reasonably objects and will not request acceleration of the Registration Statement without prior notice to such counsel.  Ciprico will use commercially reasonable efforts to remain qualified for Form S-3 registration or a similar short-form registration at all times, however, Ciprico shall not be obligated to take any action to effect any such registration, qualification or compliance pursuant to this Section:

2.4.2.4.9.1                                       In any particular jurisdiction in which Ciprico would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless Ciprico is already subject to service in such jurisdiction and except as may be required by the Securities Act;

2.4.2.4.9.2                                       During the period starting with the date ninety (90) days prior to the Ciprico’s good faith estimated date of filing of, and ending on the date three (3) months immediately following the effective date of, any registration statement pertaining to any other equity securities of Ciprico; provided, that Ciprico is actively employing in good faith all reasonable efforts to cause such registration statement to become effective and that Ciprico has complied with all other obligations pursuant to this Section;

2.4.2.4.9.3                                       If Ciprico shall furnish to Seller a certificate signed by the President of Ciprico stating that in the good faith judgment of the Board of Directors it would be seriously detrimental to the Ciprico or its stockholders for a registration statement to be filed in the near future (which Ciprico represents, as of the date hereof, is not presently the case), then Ciprico’s obligation to use best efforts to register, qualify or comply under this Section shall be deferred for a period not to exceed 90 days from the date of receipt of written request from Seller; provided, however, that Ciprico shall not exercise such right more than once in any twelve-month period.

2.4.2.4.10                As set forth above, each of Seller and/or the Principals, individually (in the event that Seller distributes any shares of Ciprico Common Stock to such individuals) may demand that Ciprico register shares of Ciprico Common Stock issued hereunder; provided, however, that Ciprico shall not be obligated to take any action to effect any such registration, qualification or compliance pursuant to this Section 2.4.2.3.10 unless the Seller, or either of the Principals, respectively, or any combination thereof requests that Ciprico file a registration statement to register the re-sale of 150,000 or more shares of Ciprico Common Stock, or any lesser amount of such shares then held by Seller or either of the Principals, respectively, or any combination thereof, if the anticipated aggregate proceeds of such registration and sale, net of underwriting discounts and commissions, would exceed $1,000,000 and Ciprico shall not be required to file more than four (4) such registrations, in the aggregate,

(provided that such registrations have become effective) on behalf of the Seller and the Principals, collectively.

2.4.2.4.11                Indemnification.  With respect to the registration of the resale of the shares of Ciprico Common Stock:

2.4.2.4.11.1                                 Ciprico will indemnify and hold harmless each of the Seller and the Principals, the trustees, partners, officers, directors and agents of each of the Seller and the Principals, any underwriter (as defined in the Securities Act) for such parties and each person, if any, who controls any of those parties or an underwriter within the meaning of the Securities Act or the Exchange Act, as amended, respectively,  against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”) by Ciprico:  (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, including any preliminary prospectus, not corrected by a subsequent or final prospectus, or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by Ciprico of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by the Registration Statement; and Ciprico will reimburse each such of Seller or the Principals or any, trustee, partner, officer, director, agent, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of Ciprico (which consent shall not be unreasonably withheld), nor shall Ciprico be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished to it for use in connection with such registration by the Seller, either of the Principals or any trustee, partner, officer, director, agent, underwriter or controlling person thereof or upon Seller or either of the Principals’ failure to comply with prospectus delivery requirements or to deliver the corrected, amended or supplemented prospectus made available to them by Ciprico (collectively, “Seller Prospectus Delivery Failures”).

2.4.2.4.11.2                                 To the extent permitted by law, each of Seller and the Principals will indemnify and hold harmless Ciprico, each of its directors, each of its officers, each person, if any, who controls Ciprico within the meaning of the Securities Act, any underwriter and any other shareholder selling securities under the Registration Statement, if any, or any of such other shareholder’s, trustees, partners, directors or officers or any person who controls such shareholder, against any losses, claims, damages or liabilities (joint or several) to which Ciprico or any such director, officer, controlling person, underwriter or other such shareholder, or trustee, partner, director, officer or controlling person of such other shareholder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by the Seller or the Principals for use in connection with such registration or upon any Seller Prospectus Delivery Failure; and each of such parties will reimburse any legal or other expenses reasonably incurred by Ciprico or any such director, officer, controlling person, underwriter or other shareholder, or trustee, partner, officer, director or controlling person of such other shareholder in connection with investigating or defending any such loss, claim, damage, liability or action if it is judicially determined that there was such a Violation or upon any Seller Prospectus Delivery Failure; provided, however, that the indemnity agreement contained in this Section shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Seller and the Principals, which consent shall not be unreasonably withheld.

2.4.2.4.11.3                                 Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action (including any governmental action), such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party; and provided further, that if there is more than one indemnified party, the indemnifying party shall pay for the fees and expenses of one counsel for any and all indemnified parties to be mutually agreed upon by such indemnified parties, unless representation of an indemnified party by the counsel retained by the other indemnified parties would be inappropriate due to actual or potential differing interests between such indemnified parties.  The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section.

2.4.2.4.11.4                                 If the indemnification provided for in this Section is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law, contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations.  The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11 of the Securities Act) shall be entitled to contribution from any person or entity who shall not have been guilty of such fraudulent misrepresentation.

2.4.2.4.11.5                                 The obligation of Ciprico and the Sellers and the Principals under this Section shall survive the completion of any offering for resale of shares of the Ciprico Common Stock in the Registration Statement, and otherwise.

2.4.2.5                          Notwithstanding the provisions of Sections 2.4.2.4.6 with respect to Seller’s ability to elect to receive shares of Ciprico Common Stock in payment for some or all of any Contingent Consideration due and earned pursuant to this Agreement, if the Earnout Issuance Price is less than the FMV of the Common Stock (as defined herein) as of the date hereof, then Ciprico shall not be obligated to issue, and the Seller shall have no right to elect to receive, the Excess Shares (as defined herein).  If the Earnout Issuance Price equals or exceeds the FMV of the Common Stock as of the date hereof, then the provisions of this Section 2.4.2.5 shall not apply.

2.4.2.5.1                      “Excess Shares” means such number of shares of Ciprico Common Stock otherwise issuable to Seller in payment for some or all of any Contingent Consideration due and earned by Seller under the terms of this Agreement and, specifically, pursuant to this Section 2.4.2.5 hereof, that would exceed the Applicable Limit.

2.4.2.5.2                      “Applicable Limit” means 19.9999 % of 4,743,595 shares (or if lesser, the actual number of issued and outstanding voting stock as of the date of this Agreement).

2.4.2.5.3                      The Fair Market Value of shares of Ciprico Common Stock shall be defined to be, at any point and solely for the purposes of this Agreement, the average (rounded to the nearest full cent, with the cents rounded up if the third decimal place is 5 or more) of the closing sales prices of a share of Ciprico Common Stock as reported on the Nasdaq Stock Market as of the end of the regular trading session, as reported in The Wall Street Journal, for the five (5) consecutive Nasdaq trading days ending on and including the Nasdaq trading day immediately preceding the applicable measurement date (the “FMV of the Common Stock”).

2.4.2.5.4                      References in this Section 2.4.2.5 to specific dollar amounts or specific numbers of shares shall be equitably adjusted for any stock splits, recapitalization, reorganization, merger, consolidation, stock dividend or the like occurring after the date hereof.

2.4.2.6                                              For purposes hereof, “Shareholder Approval” means the vote required, if any, for purposes of approving share issuances of the type contemplated hereby under the regulations of the Nasdaq Stock Market.

2.4.2.6.1                      Notwithstanding any other provisions hereof to the contrary, if and to the extent which any such Shareholder Approval is or would be required by the Nasdaq Stock Market (through no fault or act on the part of Ciprico) prior to the issuance of any shares of Ciprico Common Stock to Seller in payment of any Contingent Consideration due and earned by Seller under this Agreement, Seller shall not have the ability to elect to receive any such shares of Ciprico Common Stock and Ciprico shall not be required to issue to Seller any such shares.  In particular, Ciprico will not issue or be required to issue, any proposed amount of Ciprico Common Stock to the Seller if, after such proposed issuance Seller’s Holdings (defined below) would result in a “Change of Control” of Ciprico, as determined by and defined in the Nasdaq Stock Market - Market Place Rules (including any necessary and applicable definitions, Interpretive Materials and/or ancillary guidance provided by the Nasdaq Stock Market with respect thereto) and specifically with reference to Rule 4350(i)(1)(B) therein (the “Change of Control Limitation”).

If the proposed number of shares of Ciprico Common Stock otherwise to be issued to Seller as payment of any Contingent Consideration due Seller would cause Seller’s Holdings immediately after such issuance to exceed the Change of Control Limitation, measured after giving effect to such proposed issuance, then Seller shall (except to the extent which Seller elects to receive cash in lieu of shares of Ciprico Common Stock) be required to select the number of shares of Ciprico Common Stock otherwise issuable to Seller (the “Selected Number”) that, subject to all other terms and conditions of the Agreement, shall be issued to Seller by Ciprico, which Selected Number shall not be greater than the Maximum Number (defined below).  In such event, the number of shares otherwise issuable to Seller as payment of any Contingent Consideration shall be reduced to the Selected Number of Shares.

“Seller’s Holdings” as of any time means the total of the shares of Ciprico Common Stock issued to and then held by Seller and Seller’s Affiliates.

The “Maximum Number” shall mean the maximum number of shares of Ciprico Common Stock issuable to Seller hereunder that will be in compliance with the limitations and requirements of Section 2.4.2.5, if applicable, and will not cause Seller’s Holdings immediately after such issuance to exceed twenty percent (20%) of the total number of shares of Ciprico Common Stock that would then be outstanding, in the aggregate, after issuance of such proposed maximum number of shares.

2.4.2.7                                              The parties acknowledge and agree that if Ciprico is not obligated to issue and Seller is not able to elect to receive all of the shares of Ciprico Common Stock elected by the Seller in payment for the Contingent Consideration due hereunder as a result of the limitations set forth in Sections 2.4.2.5, 2.4.2.6 or any other provisions of this ARTICLE 2, (i) Ciprico shall nonetheless be required to make full payment to the Seller of all amounts of Contingent Consideration earned by Seller under the terms of this Agreement by paying the difference in cash or immediately available funds pursuant to the provisions of Section 2.4.2.4.6, and (ii) the rights and obligations of the parties and their Affiliates under the other terms and conditions of this Agreement and the terms and conditions of the other transaction documents contemplated hereby shall not be impaired or affected as a result thereof, and such Agreement and transaction documents shall continue in accordance with their terms and conditions.

2.4.2.8                                              Notwithstanding anything to the contrary contained in this Agreement, or otherwise, the maximum aggregate Purchase Price which Ciprico may be required to pay in connection with the acquisition of Purchased Assets from Seller (including payments which constitute Contingent Consideration hereunder) shall not exceed Six Million, One Hundred Fifty Thousand Dollars ($6,150,000).

2.5                                 Purchase Price Allocation.  Prior to Closing, the parties shall agree to and attach hereto as Schedule 2.5 an allocation of the Purchase Price among the Assets.  The allocation will be agreed to by Seller and Ciprico after arm’s-length negotiations and in accordance with Section 1060 of the Code and other applicable laws.  Seller and Ciprico will, to the extent permitted by applicable law, adopt and utilize the amounts allocated to each asset or class of assets, as such allocations may be adjusted pursuant to this Section 2.5, for purposes of all federal, state, local and other tax returns or reports, in any claim for refund, or otherwise with respect to such tax returns or reports.  Each party agrees to timely file an IRS Form 8594 reflecting the allocation of the Purchase Price and the Assumed Liabilities among the Assets for the taxable year that includes the Closing Date and to timely file any comparable or similar forms required by applicable state, local, and foreign tax laws.  In the event of any adjustments to the Purchase Price, the parties shall prepare and timely file a supplemental asset acquisition statement on IRS Form 8594 in accordance with the rules under Section 1060 of the Code and the Treasury regulations issued thereunder and shall prepare and timely file any comparable or similar form required by applicable state, local, and foreign tax laws.

2.6                                 Transfer and Sales Taxes.  Ciprico shall promptly pay all Transfer and Sales Taxes and Seller shall remit such Transfer and Sales Taxes to the appropriate governmental authority.

2.7                                 Delivery of Assets; Resale Certificates.  The Assets designated as “Shipped Assets” on Schedule 2.7 attached hereto shall be shipped via common carrier by Seller to Ciprico for use by Ciprico outside of California, with title and risk of loss to such Assets passing from Seller to Ciprico at Seller’s offices (or other location of the Assets) at the Closing.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Schedule(s) attached hereto and concurrently delivered herewith (the “Seller Disclosure Schedule”) (for purposes of which, disclosures in a particular section of the Seller Disclosure Schedule shall be deemed to relate only to the corresponding numbered section of this ARTICLE 3 and to such other sections of this ARTICLE 3 to which the applicability of such disclosure is reasonably apparent and adequately cross referenced), Seller and the Principals of Seller, jointly and severally, hereby make the following representations and warranties to Ciprico as follows:

3.1                                 Listing of Certain Assets and Data.  Attached hereto as Schedule 3.1.1 through Schedule 3.1.7 are true and complete lists of the matters set forth in the following subsections of Section 3.1, including in each case all written or oral agreements or understandings and all amendments and modifications, if any, of each such Contract, document or other instrument referenced or described (including, in the case of oral arrangements, a written description of all material terms thereof) being purchased by Ciprico.

3.1.1                        Equipment.  Schedule 3.1.1 sets forth a list of all material items of machinery, equipment, tools and dies, furniture, fixtures, spare parts, vehicles and other similar property and assets owned or leased by Seller or used in the conduct of the Business, setting forth with respect to all such listed property a summary description of all Liens relating thereto, specifically identifying and describing those items with remaining total lease or conditional sales payments or other payments due by Seller in excess of $5,000, identifying the parties thereto, the rental or other payment terms, expiration date and cancellation and renewal terms thereof.  Prior to the date of this Agreement, Seller has delivered to Ciprico true and complete copies of all currently effective leases, conditional and other sales agreements and any other similar documents concerning the items listed in Schedule 3.1.1.

3.1.2                        Patents, Trademarks, Formulas, Etc.  Schedule 3.1.2 sets forth a list of all patents, trade names, trademarks, service marks, and registered copyrights held or used by or for the benefit of Seller in the conduct of the Business, and applications or registrations for, and invention disclosures that may result in, any of the foregoing, and any licenses pursuant to which any of the foregoing is held or used.  Prior to the date of this Agreement, Seller has delivered to Ciprico true and complete copies of all issuances, registrations, applications, disclosures, and certificates regarding such Intellectual Property, true and complete copies of all contracts with employees or others relating in whole or in part to disclosure, ownership, assignment or patenting of inventions or discoveries, confidential or proprietary information, product formulas, know-how, trade secrets or other Intellectual Property, and true and complete copies of all patent, trademark, trade name, copyright, know-how, trade secret or other Intellectual Property licenses granted at any time by or to Seller or for the conduct of the Business other than standard commercially available consumer end-user software license agreements.

3.1.3                        Certain Agreements, Etc.  Schedule 3.1.3 sets forth a list of each of the following Contracts, written or otherwise, to which Seller is a party or by which it is bound (other than Contracts furnished pursuant to other subsections of this Section 3.1):

3.1.3.1     any research and development agreement, joint development agreement, OEM or other supply agreement whereby products or components are developed or made by or for Seller;

3.1.3.2     any joint venture or franchise agreement, and any purchase or disposition agreement and related significant agreements involving the acquisition or disposition of any products or process, or business by Seller;

3.1.3.3     any Contract for the purchase of any services, raw materials, supplies or equipment or other goods, including outstanding purchase orders, involving remaining payments estimated at more than $10,000;

3.1.3.4     any Contract for the sale of assets, products or services that is in any way not yet performed and involving remaining payments estimated at more than $10,000;

3.1.3.5     any dealer, distributor, broker, agent, sales representative or similar Contract by Seller currently in effect for the sale of any products, identifying which Contracts cannot be terminated upon less than 60 days’ notice, without cause, by Seller or Ciprico without liability to Seller or Ciprico; and

3.1.3.6     any Contract not made in the ordinary course of business of Seller under which Seller has continuing performance obligations.

Prior to the date of this Agreement, Seller has delivered to Ciprico true and complete copies of all Contracts identified in Schedule 3.1.3.  Such copies contain all the terms of the agreements, understandings and arrangements between the parties thereto with respect to the subject matter thereof.

3.1.4                        Permits, Licenses, Etc.  Schedule 3.1.4 sets forth a list of all material permits, licenses, notifications, registrations, approvals or similar permissions held by or for the benefit of Seller that are necessary for conduct of the Business.  Prior to the date of this Agreement, Seller has delivered to Ciprico true and complete copies of all such permits, licenses, notifications, registrations, approvals or other documents identified in Schedule 3.1.4.

3.1.5                        Loans and Credit Agreements, Etc.  Schedule 3.1.5 sets forth a list of all outstanding notes, bonds, debentures, loans or other credit agreements or arrangements, escrow agreements, security agreements, mortgages, deeds of trust, guaranties, pledges, conditional or installment purchase agreements involving remaining payments in excess of $10,000, letters of credit and any other instruments evidencing indebtedness, written or otherwise, to which Seller is a party (as lender, borrower, or guarantor) or which affect or relate to the Assets.  Prior to the date of this Agreement, Seller has delivered to Ciprico true and complete copies of all documents identified in Schedule 3.1.5.

3.1.6                        Insurance Policies and Claims.  Schedule 3.1.6 sets forth a list, including the term, coverages, premium rates, limits and deductibles thereof, of all policies of insurance maintained by or for the benefit of Seller with respect to Seller and covering its officers, directors, employees, agents, properties, buildings, machinery, equipment, furniture, fixtures or operations and a description of each claim made by or for the benefit of Seller under any such policy of insurance within the past three years, describing such claim and the amount thereof.  Prior to the date of this Agreement, Seller has delivered to Ciprico true and complete copies of all policies of insurance identified in Schedule 3.1.6.

3.1.7                        Employee Plans.  Schedule 3.1.7 sets forth a list of all Employee Plans.

3.2                                 Organization; Directors and Officers.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California.  Seller has all necessary corporate power and authority to own its properties and assets and conduct the business presently being conducted by it.  Seller is duly qualified and in good standing to do business in the jurisdictions listed on Schedule 3.2.  The jurisdictions listed on Schedule 3.2 are the only jurisdictions in which the property owned, leased or operated by Seller or the nature of the Business makes such qualification necessary, except to the extent that the failure to be so qualified would not materially adversely affect (i) the ability of Seller to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the other agreements contemplated hereby, or (ii) the ability of Seller to conduct the Business as currently conducted.  Schedule 3.2 sets forth a true and complete list of the directors and officers (with all titles and positions indicated) of Seller.

3.3                                 Subsidiaries.  Except as set forth in Schedule 3.3, Seller does not have any interest, direct or indirect, in any other business, corporation, joint venture, partnership, proprietorship or other entity.  Except as set forth in Schedule 3.3, none of the business of Seller is conducted through, and none of the Assets is owned by or through, any direct or indirect subsidiary or Affiliate of Seller.

3.4                                 Authority.  Seller has all necessary corporate power and authority to enter into, execute and deliver this Agreement to perform its obligations hereunder.  The execution and delivery by Seller of this Agreement and other agreements contemplated hereby to which Seller is a party, and the consummation by Seller of the transactions hereby and thereby, have been duly and validly authorized by Seller’s Board of Directors and shareholders, including the Principals, no other action of Seller’s Board of Directors or shareholders or the Principals, or corporate proceedings on the part of Seller or its Affiliates, is necessary to authorize this Agreement and no other action of Seller’s Board of Directors or shareholders, or corporate action on the part of Seller or its Affiliates, is necessary to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Seller and the Principals, and constitutes a legal, valid and binding agreement of Seller or the Principals enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.  Except as disclosed in Schedule 3.4 or Schedule 3.11, neither the execution and delivery of this Agreement nor compliance by Seller or the Principals with its terms and provisions will violate (i) any provision of the articles of incorporation, bylaws or other governing instruments of Seller, (ii) any Contract transferred to Ciprico or any permit or license of Seller, or (iii) any law, statute, regulation, injunction, order or decree of any government agency or authority or court to which Seller, the Principals, or any of the Assets is subject, and as a result of a violation of clauses (i), (ii) or (iii) will not have a Material Adverse Effect.

3.5                                 Financial Statements.  Attached hereto as Schedule 3.5 are true and complete copies of the unaudited financial statements of Seller, including balance sheets dated as of December 31, 2002, 2003 and 2004, and statements of earnings for the fiscal years then ended (all of the above financial statements collectively referred to as the “Schedule 3.5 Financial Statements”).  All of the Schedule 3.5 Financial Statements fairly present the financial position of Seller as of their respective dates and the results of operations for the applicable periods ended on such dates (subject to the absence of footnotes and normal year-end audit adjustments), and have been prepared on a consistent basis all in accordance with reasonable accounting principles consistently applied.  The statements of operations included within the Schedule 3.5 Financial Statements do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein.  The Schedule 3.5 Financial Statements have been prepared from and are consistent with the books and records of Seller.  Interim balance sheets and statements of income shall be delivered by Seller to Ciprico within 45 days after the end of each month beginning until the Closing (the “Interim Statements”), if applicable.  Such Interim Statements shall fairly present the financial position of Seller as of the dates represented thereby and the results of Seller’s operations for the periods covered thereby (subject, in each case, to the absence of footnotes and normal year-end audit adjustments).

3.6                                 Absence of Undisclosed Liabilities.  There are no material debts, liabilities, or obligations, of any nature, of or affecting Seller, the Business or the Assets, except:

3.6.1                        to the extent set forth or reserved against in the December 31, 2004 Balance Sheet;

3.6.2                        incurred in the ordinary course of business in amounts and on terms consistent with past practices, or in compliance with this Agreement, since the date of the Interim Balance Sheet; or

3.6.3                        as specifically set forth in Schedule 3.6.3.

3.7                                 Absence of Certain Changes and Events.  Except as reflected in the Interim Financial Statements, and except as otherwise permitted or required by the terms of this Agreement, since December 31, 2003, there has not been any (a) Material Adverse Effect; (b) occurrence, event, damage, destruction, or loss, not covered by insurance, that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; or (c) material change by Seller in accounting methods or principles used for financial accounting of the Business, except as required by a change in applicable law and concurred with by the Seller’s independent public accountants.

3.8                                 Litigation.  Except as specifically set forth in Schedule 3.8, there are no actions, suits, or proceedings pending or, to the knowledge of Seller, threatened against or by Seller, at law, in equity or otherwise, in, before, or by any court, arbitrator, or governmental agency or authority which would have a Material Adverse Effect.  Except as specifically set forth on Schedule 3.8, there are no unsatisfied judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency or by arbitration) against or affecting Seller or the Business or against any of the Assets which would or could reasonably be expected to have a Material Adverse Effect.  Prior to the date of this Agreement, Seller has made available to Ciprico for review all complaint files of Seller.

3.9                                 Compliance with Law.  Except as specifically set forth in Schedule 3.9, neither Seller nor the Business has violated and is not in violation of any applicable law, ordinance or regulation of any governmental entity which violation would have a Material Adverse Effect.  All necessary governmental approvals, registrations, notifications, permits, licenses and other permissions or authorizations (collectively, “Authorizations”) required in connection with the conduct of the Business have been obtained and are in full force and effect and are being complied with except for any such Authorizations which would not have a Material Adverse Effect.  Except as specifically set forth in Schedule 3.9, Seller has not received any written notification of any asserted past or present material violation in connection with the conduct of the Business of any applicable law, ordinance or regulation, or any written complaint, inquiry or request for information from any governmental entity relating thereto.  Except as specifically set forth in Schedule 3.9, neither Seller nor the Business nor any of the Assets is the subject of any federal, state or local enforcement action or, to the knowledge of Seller, other investigation, including but not limited to those relating to Environmental Laws.

3.10                           Taxes.  To the extent failure to do so would adversely affect Ciprico’s ownership of the Assets, Seller has timely filed all tax or assessment reports and tax returns (including any applicable information returns) that may be required by any law or regulation of any jurisdiction to be filed by or on behalf of Seller, and all such reports and returns are true, correct and complete in all material respects.  Seller has duly paid, deposited or accrued on its books of account, all Taxes (including estimated Taxes) pursuant to such reports and returns, or assessed against Seller, or which Seller is obligated to withhold from amounts owing to any employee.  To the extent failure to do so would adversely affect Ciprico’s ownership of the Assets, Seller has no liability for any Taxes in excess of the amounts stated in the Balance Sheet with respect to all time periods or portions thereof ending on or before.  Neither the assessment of any additional Taxes that by law should have been reported or paid or in accordance with GAAP should have been accrued, nor any investigation or audit, is pending or, to the best of Seller’s knowledge, threatened or expected.  No taxing or assessment authority has indicated to Seller any intent to conduct an audit or other investigation or asserted any unresolved deficiencies with respect to Tax liabilities of Seller for any period, and to the knowledge of Seller there are no facts or circumstances that would give rise thereto.  Seller has not waived any statute of limitations in respect of foreign, federal, state or local Taxes or agreed to any extension of time with respect to an assessment of deficiency with respect to such Taxes.

3.11                           Consents.  Schedule 3.11 lists each consent, approval, waiver or authorization (collectively, the “Consents”) that is legally or contractually required on the part of Seller to duly and validly transfer or assign any of the Assets as contemplated hereby the failure of which to obtain would have a material adverse effect on the ability of Ciprico to own and operate the Assets.

3.12                           Title to and Condition of Assets.  Seller has full right, title and interest to the intangible Assets (other than the Retained Assets) and good and marketable title to the tangible Assets (other than the Retained Assets), free and clear of all Liens other than liens for Taxes for the current tax year which are not yet due and payable and, except for the dollar amounts of those Liens listed on Schedule 3.12 which shall be satisfied by Seller prior to or at the Closing.  The Assets (other than the Retained Assets) include all assets, properties, rights, interests, claims and business necessary for or relating to the conduct of the Business.  The Assets (other than the Retained Assets) are suitable for the uses for which they are presently used by Seller, in normal operating condition and free from any significant defects, ordinary wear and tear excepted.  The Assets include, and as of the Closing will include, but are not limited to, the assets listed on Schedule 3.1.1 through Schedule 3.1.6, with such changes as shall occur in the ordinary course of business prior to the Closing (and in compliance with this Agreement), and except for those items specifically identified on such Schedules as Retained Assets.  Except as specifically set forth on Schedule 3.12, all of the Assets (other than the Retained Assets) are located at the facilities of Seller.

3.13                           Contracts.  Except as specifically set forth in Schedule 3.13, each Contract required to be listed on a Schedule hereto is valid and existing and is, and immediately following the consummation of the transactions contemplated by this Agreement, will remain, in full force and effect in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and there have been no amendments, modifications, or supplements to any such Contracts.  Except as specifically set forth in Schedule 3.13, there is no default or claim of default by Seller under any such Contract and no event has occurred, or will occur as a result of the consummation of the transactions contemplated by this Agreement, that, with the passage of time or the giving of notice or both, would reasonably be expected to constitute a default by Seller or, to the knowledge of Seller, any other party thereto under any such Contract, or would reasonably be expected to permit modification, acceleration, or termination of any such Contract, or result in the creation of any Lien on any of the Assets.  None of the Assumed Contracts: (i) restricts Seller’s ability to conduct any line of business; or (ii) results in a net loss for Seller.

3.14                           Manufacturing Processes/Inventories.  The Business Intellectual Property includes all processes, methods, techniques, procedures, trade secrets and know how used or necessary to manufacture such products.  Except as specifically set forth in Schedule 3.14, the quantities of all Inventories, materials and supplies of Seller are not obsolete, damaged or defective.  Schedule 3.14 sets forth a true and complete list of the addresses of all warehouses or other facilities and customers in which or with whom Inventories of Seller are located.

3.15                           Warranties.  All products manufactured or sold and all services provided by Seller have complied, and are in compliance with all contractual requirements, warranties or covenants, express or implied, applicable thereto, and, in all material respects, with all applicable governmental regulations applicable thereto, subject to allowance for the manufacture and sale of some non-compliant and/or defective products consistent with past practice and experience in the normal course.  The terms of all product and service warranties and product return, sales credit, discount, warehouse allowance, advertising allowance, demo sales and credit policies of Seller are specifically set forth in Schedule 3.15.

3.16                           Intellectual Property.  Seller owns, free and clear of any Lien, or is licensed to use and to grant sublicenses to, all Intellectual Property used in or necessary to conduct the Seller’s Business as currently conducted (the “Business Intellectual Property”).  Seller has the valid current right to use all Business Intellectual Property.  No claim has been asserted or threatened, by any person with respect to Seller’s use of the Business Intellectual Property, or challenging or questioning the validity or effectiveness of any license or agreement with respect thereto, and, to Seller’s knowledge, no basis for any such claim exists.  Neither the use of the Business Intellectual Property by Seller in the conduct of Seller’s business, nor Seller’s manufacture, marketing, distribution, use, or sale of any current product or service of Seller or of any product or service planned for development by Seller, nor the use of any Business Intellectual Property by any customer, reseller, partner, or user, as permitted or authorized either expressly or implicitly by Seller, infringes on any intellectual property rights of any third party.  Schedule 3.16 sets forth a correct and complete identification of all Business Intellectual Property that (i) is registered or otherwise is the subject of a filing by or with any government or agency thereof, including applications for registration, (other than any Intellectual Property of which the sole interest of the Company or an Affiliate is pursuant to a license from a third party), (ii) is a registered or unregistered trademark, trade name, brand name, service mark, service name, trade dress, logo, assumed name, or corporate name, (iii) is a work or is computer software that is distributed to Seller’s or an Affiliate’s customers, resellers, or users, or (iii) is the subject of a contract, agreement or other arrangement to which the Seller or any Affiliate is party as licensee or licensor relating to any Intellectual Property.  Except as indicated on Schedule 3.16, all Business Intellectual Property listed on Schedule 3.16 has the status indicated therein and, unless specifically so identified on such schedule, is in good standing and has not been abandoned.  The Business Intellectual Property is valid and has not been challenged in any judicial or administrative proceeding.  To Seller’s knowledge, no third party has infringed or misappropriated any Business Intellectual Property, or currently is infringing or misappropriating any Business Intellectual Property.  No Seller employee or consultant is subject to or otherwise restricted by any employment, nondisclosure, assignment of inventions, nonsolicitation of employees, or noncompetition agreement between such employee or consultant and a third party that has been violated or will be violated as a result of such employee’s or consultant’s work for Seller, by Seller’s use and distribution of the Business Intellectual Property, or by the transactions contemplated by this Agreement.  All Seller employees and consultants have signed a confidentiality and assignment of inventions agreement, true and correct copies of which have been delivered to Ciprico, and each such agreement is, and after the Closing shall remain, the legal, binding, and enforceable obligation of such employee or consultant, except as may be limited by laws affecting creditors’ rights generally or by judicial limitations on the right to specific performance or other equitable remedies.  Except as indicated on Schedule 3.16, Seller has not granted any license rights or otherwise transferred any Intellectual Property, or agreed to indemnify any third party with respect to any alleged infringement or misappropriation of any third party’s Intellectual Property by Seller’s business or products.

3.17                           Leased Real Estate.  Except as specifically set forth in Schedule 3.17, Seller has valid and subsisting leasehold interests in and to all leased real property, if any, free and clear of all Liens superior to such leasehold interests.

3.18                           Labor Matters.  Seller is not a party to any collective bargaining agreement with any labor organization.  There has never been, and there is not currently pending or to the knowledge of Seller threatened, a demand for recognition from any labor union with respect to, or any attempt that has been made or is being made to organize, any of the Current Employees of Seller, and there has never been any, and there is currently no, strike, slow-down, work stoppage or lockout, or to the knowledge of Seller, any threat thereof, by or with respect to any of Seller’s Current Employees or any material supplier to Seller.

3.19                           Employees.

3.19.1                  Seller does not have any Employee Plans except as specifically set forth in Schedule 3.1.7.

3.19.2                  Except as specifically set forth in Schedule 3.19.2, Seller is not and has never been (i) a party or contributor to, or incurred withdrawal liability under Section 4201 of ERISA with respect to, any “multi-employer plan” as such term is defined in Section 3(37) of ERISA, or (ii) a party or contributor to any plan maintained by more than one employer as described in Section 413(c) of the IRC.

3.19.3                  Except as set forth on Schedule 3.19.3, no Employee Plan provides medical or death benefits (whether or not insured) with respect to current employees or former employees beyond their retirement or other termination of service (except as provided by law).

3.20                           No Finders.  No act of Seller or its Affiliates has given or will give rise to any claim against any of the parties hereto for a brokerage commission, finder’s fee or other like payment in connection with the transactions contemplated herein other than a brokerage commission payable by the Seller to The Geneva Companies.

3.21                           Product Liability Claims.  All products that Seller has manufactured, distributed or sold were merchantable, free from material defects in design, specifications, processing, manufacture, material or workmanship, and suitable for the purpose for which they were sold subject to allowance for the manufacture and sale of some non-compliant and/or defective products consistent with past practice and experience in the normal course.  Except as specifically set forth in Schedule 3.21, Seller has never incurred any uninsured or insured Product Liability, or received a claim based upon alleged Product Liability, and, to Seller’s knowledge, no basis for any such claim exists.  Seller does not have any liability or obligation with respect to any Product Liability, whether or not heretofore asserted, or product recalls related to products manufactured, distributed or sold at or prior to the Closing.

3.22                           Relations with Suppliers and Customers.  Since September 30, 2004, no material current supplier of Seller has canceled any contract or order for provision of, and, to the knowledge of Seller there has been no threat by any such supplier not to provide, raw materials, products, supplies, or services to the Business whether the Assets are owned or the Business is operated by Seller or by Ciprico.  Except as specifically set forth in Schedule 3.22, Seller has not received any indication or notice from any customer that accounted for more than 2% of the revenues of Seller during the last full fiscal year to the effect that such customer intends to decrease the amount of business it does by more than twenty-five percent (25%) with the Business when owned by Seller or when owned by Ciprico.

3.23                           Environmental Matters.  Except as specifically set forth in Schedule 3.23: (a) Seller has obtained, and is in compliance with, all permits, licenses or other approvals necessary under the Environmental Laws with respect to the Business and the Assets, and is in compliance with all Environmental Laws; (b) no capital or other expenditures in excess of $15,000 in the aggregate are necessary so that the Business and Assets comply fully with any Environmental Law; (c) neither Seller nor the Business or Assets have been or are subject to any actual or, to the Seller’s knowledge, threatened investigations, administrative proceedings, litigation, regulatory hearings, or other action by any Government Authority that alleges (i) actual or threatened violation of or noncompliance with any Environmental Law or (ii) personal injury or property damage or contamination of any kind resulting from a release or threatened release of a Hazardous Substance with respect to the Business and Assets; (d) Seller has not taken or failed to take any action with respect to the Business, the Assets or the real property presently or formerly used in connection therewith that would reasonably be expected to result in (i) actual or threatened violation of or noncompliance with any Environmental Law, or (ii) actual or threatened personal injury or property damage or contamination resulting from a release of a Hazardous Substance that requires remediation or other similar corrective action under any applicable Environmental Laws; and (e) to Seller’s knowledge, no Hazardous Substances have been used, manufactured, generated, transported, released or disposed of in violation of any Environmental Law by Seller in such a manner as would be reasonably likely to result in liability to Seller.  Seller has delivered to Ciprico true and complete copies of all reports, studies or tests in the possession of or initiated by Seller that pertain to Hazardous Substances or other environmental concerns regarding the Business, the Assets or any real property used in connection with the Business or Assets.  Except as specifically set forth in Schedule 3.23, with respect to the real property presently or formerly used in connection with Seller’s business and Assets, (i) no above-ground or underground storage tanks for Hazardous Substances are or were present on such real property or any improvements or structures thereon, (ii) such real property is not listed on any published federal, state or local list of hazardous waste sites, (iii) no Lien in favor of any governmental authority in response to a release or threatened release of any Hazardous Substance has been filed or attached to such real property, (iv) no person has used or is using any portion of such real property for the handling, processing, storage or disposal of Hazardous Substances except in compliance with applicable Environmental Laws, (v) in the course of any activities conducted by Seller, no Hazardous Substances have been generated or are being used on such real property except in compliance with applicable Environmental Laws, (vi) neither Seller nor any other person has caused or is causing any releases or threatened releases of Hazardous Substances near, on, to, from or under such real property, and (vii) any Hazardous Substances that have been generated by Seller on any of such real property have been transported offsite and have been treated or disposed of in compliance with applicable Environmental Laws.

3.24                           Contracts with Related Parties.  Except as set forth in Schedule 3.24, Seller has no continuing rights or obligations under any agreements or contracts between Seller and any officer, director, or shareholder of Seller, any subsidiary of Seller or any entity in which any such officer, director or shareholder owns more than a ten percent (10%) equity interest.

3.25                           Compliance with Medea Settlement Agreement.  Seller and the Principals have complied, in all material respects, with the terms and provisions of that certain Settlement Agreement dated as of October 29, 2001 by and among Medea Corporation, a California corporation, Michael H. Anderson, Sheryl Anderson, Seller and OSA, Inc., a California corporation ( the “Settlement Agreement”), including specifically, but not limited to, the provisions set forth in Section 4.8 - Agreement Re. Future Conduct thereof and have fully and finally performed, in every regard, all their respective obligations and requirements thereunder.

3.26                           Accounts Receivable.  All accounts receivable of the Seller, as reflected in the Seller Financial Statements or otherwise, represent sales actually made in the ordinary course of business, and, to the knowledge of the Seller, are current and collectible net of any reserves shown on the Seller Financial Statements (which reserves are adequate and were calculated consistent with past practice).  Since the November 30, 2004, there has been no material change in the aggregate amount of the accounts receivable of the Seller or the aging thereof.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF CIPRICO

Ciprico represents and warrants to Seller and the Principals as of the date of this Agreement and, except as set forth on Ciprico’s updated disclosure letter (the “Ciprico Disclosure Letter”) dated as of the date not less than two (2) nor more than five (5) days prior to the date that any shares of Ciprico Common Stock are issued to the Seller, if at all, pursuant to ARTICLE 2 hereof as payment of some or all of the Contingent Consideration, as of the date of any such issuance, as follows:

4.1                                 Organization of Ciprico.  Ciprico is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Ciprico has all necessary corporate power and authority to own its properties and assets and conduct the business presently being conducted by it.  Ciprico is duly qualified and in good standing to do business in all necessary jurisdictions, except to the extent that failure to be so qualified would not materially adversely affect the ability of Ciprico to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the other agreements contemplated hereby.

4.2                                 Authority.  Ciprico has full power and authority to enter into this Agreement, the Short-Term Promissory Note and the Holdback Note and to perform its obligations hereunder and thereunder.  This Agreement, the Short-Term Promissory Note and the Holdback Note have been duly authorized, executed, and delivered by Ciprico and each of this Agreement, the Short-Term Promissory Note and the Holdback Note constitute a legal, valid and binding agreement of Ciprico, enforceable against Ciprico in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.  No further proceeding on the part of Ciprico is necessary to authorize this Agreement, the Short-Term Promissory Note, the Holdback Note and the transactions contemplated hereby and thereby.  Neither the execution and delivery of this Agreement, the Short-Term Promissory Note, the Holdback Note nor compliance by Ciprico with the terms and provisions hereof and thereof will violate (i) any provision of the certificate of incorporation or bylaws of Ciprico, as amended to date, (ii) any contract, permit or license of Ciprico, (iii) any law, statute, regulation, injunction, order or decree of any government agency or authority or court to which Ciprico or any of Ciprico’s assets is subject, or (iv) any resolution of the board of directors of Ciprico.

4.3                                 No Finders.  No act of Ciprico has given or will give rise to any valid claim against any of the parties hereto for a brokerage commission, finder’s fee or other like payment in connection with the transactions contemplated herein.

4.4                                 SEC Documents.  Seller has had the opportunity to review copies of all reports or registration statements filed by Ciprico with the United States Securities and Exchange Commission (the “SEC”) from and after September 30, 2003 all in the form so filed (all of the foregoing being collectively referred to as the “Ciprico SEC Documents”).  As of their respective filing dates, the Ciprico SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended, (the “Securities Act”) or the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), as the case may be and, unless superseded by a subsequently filed Ciprico SEC Document, none of the Ciprico SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4.5                                 Shares Of Ciprico Common Stock.  Any shares of Ciprico Common Stock, when, as and if issued and delivered to Seller in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid, nonassessable and free of adverse claims.

4.6                                 Litigation and Claims.  Except as otherwise set forth in the Ciprico SEC Documents there are no actions, suits, claims, or proceedings pending or, to Ciprico’s knowledge, threatened against or by Ciprico relating to the subject matter of this Agreement, at law, in equity or otherwise, in, before, or by, any court, arbitrator, or governmental agency or authority that would prevent Ciprico from performing its obligations hereunder.  Except as otherwise set forth in the Ciprico SEC Documents, there are no unsatisfied judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency or by arbitration) against or affecting Ciprico that would prevent Ciprico from performing its obligations hereunder.

4.7                                 Absence of Certain Changes and Events.  Since September 30, 2003 and other than as set forth in the Ciprico SEC Documents, no event has occurred that is, or could reasonably be expected to be, materially adverse to the business, operations, results of operations, assets (including intangible assets), liabilities, prospects, or condition (financial or otherwise) of Ciprico and any Ciprico subsidiaries, taken as a whole, or the ability of Ciprico to perform its obligations under this Agreement or any of the transaction documents or any other agreement or instrument to be entered into in connection herewith.

ARTICLE 5

CERTAIN COVENANTS AND AGREEMENTS

5.1                                 Approvals and Consents.  Seller will, at its cost and expense, use commercially reasonable efforts to obtain all permits, licenses, approvals and consents of all third parties necessary for the sale and transfer of the Assets as contemplated herein.  Seller agrees to consult and cooperate with Ciprico in connection with obtaining such approvals and consents.

5.2                                 Preserve Accuracy of Representations and Warranties.  Prior to the Closing, Seller shall refrain from taking any action, except with the prior written consent of Ciprico (which consent shall not be unreasonably withheld or delayed), that would render any representation, warranty, covenant, or agreement of Seller in this Agreement materially inaccurate or breached as of the Closing.  Seller covenants and agrees that the representations and warranties set forth in ARTICLE 3 shall be true and correct in all material respects at the Closing, as if such representations and warranties, and any Schedules referred to therein and attached hereto, were made as of the Closing, except as required by this Agreement or consented to in writing by Ciprico.  At all times prior to the Closing, Seller will promptly inform Ciprico in writing with respect to any matters hereafter arising that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Schedules pursuant to ARTICLE 3.

5.3                                 Conduct of Business.  Until the Closing, except with the prior written consent of Ciprico and except as set forth on Schedule 5.3, Seller will operate the Business and maintain the Assets only in the ordinary course of business consistent with past practices, and

(i)                                     use commercially reasonable efforts to preserve the goodwill and relationships of the Business with suppliers, independent contractors, customers, employees, any governmental authority and other persons material to the operation thereof;

(ii)                                  not incur any obligation, liability, or indebtedness (absolute, accrued, contingent or other), other than trade payables incurred in the ordinary course of business consistent with past practice;

(iii)                               not mortgage, pledge or subject to Lien any of the Assets;

(iv)                              not sell, assign or transfer any Asset or any portion of the Business or cancel any debt or claim or waive any right with respect to the Assets, except in the ordinary course of business;

(v)                                 not sell, assign, license, transfer or permit to lapse any right with respect to Intellectual Property;

(vi)                              not make or authorize any capital lease or any capital expenditure for additions to plant and equipment of the Business that would be treated as part of the Assets in excess of $20,000 in the aggregate except as may be necessary for ordinary repair, maintenance or replacement;

(vii)                           not enter into or amend any contract for the employment of any officer, employee or other person who on a full-time, part-time or consulting basis that is not terminable upon notice of 30 days or less without cost or other liability to the Business;

(viii)                        not enter into or amend any contract or collective bargaining agreement with any labor union;

(ix)                                not enter into or amend any bonus, pension, profit-sharing, retirement, stock purchase, stock option, deferred compensation, incentive compensation, hospitalization,

insurance or similar plan, contract or understanding providing for employee benefits, including the grant or award of any stock option or stock appreciation or similar right that would purport to confer rights to shares of Seller or any of their Affiliates upon the consummation of the transactions contemplated by this Agreement;

(x)                                   not enter into any agreement relating to the lease of any real property, whether as lessor or lessee, or any contract for the purchase or sale of real property;

(xi)                                not enter into any contract continuing for a period of more than three months from its date that is not terminable upon notice of 30 days or less without cost or liability to the Business, if such contract would be an Assumed Liability;

(xii)                             not accept any order or enter into any agreement with a customer of the Business for the sale of any product or services of the Business that is at a price that reflects a discount that is not in the ordinary course of business or is not in accordance with discounts given on similar products or services of the Business over the past 6 months, if such agreement would be an Assumed Liability;

(xiii)                          pay accounts payable and pursue collection of its accounts receivable in the ordinary course of business, consistent with past practices; and

(xiv)                         not otherwise take any action that would impair Ciprico’s rights under this Agreement or fail to take any action that would preserve Ciprico’s rights under this Agreement.

5.4                                 No Solicitation of Other Offers.  This Section 5.4 shall continue in effect between the date of this Agreement and the earlier of (i) the Closing, or (ii) the termination of this Agreement (the “Non-Solicit Period”).  During the Non-Solicit Period, Seller shall not, and shall cause or direct its officers, directors, employees, representatives, agents, or Affiliates (including, but not limited to any investment banker, attorney, or accountant retained by Seller), not to solicit, initiate, participate in or encourage in any way discussions or negotiations with, or provide any nonpublic information to, any corporation, partnership, person, or other entity or group (other than Ciprico or any Affiliate or agent of Ciprico) concerning any sale of or investment in Seller (whether by merger, combination, sale of assets, sale of stock, or otherwise) or the sale, licensing, distribution or other disposition of any products, assets or technology of Seller, other than the sale of product inventory in the ordinary course of business.

5.5                                 Access to Information and Records.  Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which Seller is a party (in which case the Seller shall use all commercially reasonable efforts to provide acceptable alternative arrangements, not in violation of such agreement or arrangement, for disclosure to Ciprico or its advisors) or pursuant to applicable law, Seller shall afford to Ciprico and to Ciprico’s accountants, officers, directors, employees, counsel, and other representatives reasonable access during normal business hours upon reasonable prior notice, and in a manner non-disruptive to Seller’s conduct of the Business, from the date hereof through the Closing, to all of the properties, books, data, contracts, commitments, and records of Seller, and, during such period, Seller shall furnish promptly to Ciprico all information concerning Seller’s prospects, properties, liabilities, results of operations, financial condition, product evaluations and testing, pilot studies, data and studies and evaluations, regulatory compliance, officers, employees, consultants, distributors, customers, suppliers, and others having dealings with Seller as Ciprico may reasonably request and reasonable opportunity to contact and obtain information from such officers, employees, investigators, consultants, distributors, customers, suppliers, and others having dealings with Seller as Ciprico may reasonably request.  Seller’s obligation to afford access and provide information pursuant to the preceding sentence shall include, without limitation: (i) access of Ciprico to the electronic version of Seller’s product design dossier; and (ii) such access and information as Ciprico shall deem necessary to enable Ciprico, or a third party designated by Ciprico, to conduct a full audit of the Seller’s product performance and quality results, manufacturing scale-up, and related performance, manufacturing, and compliance matters concerning products and services of the Business.  During the period from the date hereof to the Closing, the parties shall in good faith meet and correspond on a regular basis for mutual consultation concerning the conduct of the Business and, in connection therewith, Ciprico shall be entitled to be kept informed concerning, operations and planning of Seller; provided, however, if the Closing does not occur, then Ciprico shall immediately return to the Seller, or destroy at Seller’s request, all of such information.  All information provided under this Section 5.5 shall be kept confidential in accordance with the terms hereof, including, without limitation, Section 12.14.

5.6                                 Further Assurances; Ciprico Access to Records.  At such time and from time to time on and after the Closing Date upon request by Ciprico, Seller will execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney, and assurances that may be reasonably required for the better conveying, transferring, assigning, delivering and confirming ownership to, or reducing to the possession of, Ciprico or its respective successors and assigns all of the Assets and to otherwise carry out the purposes of this Agreement.  Seller agrees to promptly deliver, remit or return to Ciprico all assets and amounts received by it after the Closing that, pursuant to the terms hereof, are owned by or are due to Ciprico.  Ciprico shall permit Seller and its authorized representatives to have reasonable access to, on a confidential basis, and to copy, at Seller’s expense, during regular business hours and upon reasonable advance notice to Ciprico and in a manner non-disruptive to Ciprico’s conduct of the Business, such books, records and documents related to the conduct of the Business prior to the Closing that are necessary for Seller to comply with any applicable law or regulation or to respond to any legal or administrative claim or investigation.  Seller agrees to cooperate, and to cause its independent accountants to cooperate, with Ciprico and its accountants in the preparation of any financial statements of Seller as of the Closing Date.

5.7                                 Periodic Reports/Operations After Closing.  Ciprico shall provide Seller written reports setting forth reasonably detailed information with respect to HSI Related Sales within fifteen (15) business days of a request by Seller; provided that Ciprico shall not be required to provide such reports more than once in any calendar quarter; provided, further, however, that if requested by Seller and not unduly burdensome on Ciprico, Ciprico shall use commercially reasonable efforts to provide such information to Seller on a monthly basis.  After the Closing and subject to the requirements set forth in Section 5.13, Ciprico shall have sole and absolute discretion in the manner in which the business and activities of Ciprico are conducted, including without limitation all decisions concerning the scope and timing of any activities relating to product development, product testing, commercialization, distribution and sales of Ciprico products, product abandonment, changes in business plans and budgets, and any and all other actions relating to the operations and activities of Ciprico.

5.8                                 Bulk Sales Rules.  Ciprico and Seller agree to waive compliance with all Uniform Commercial Code requirements as well as any applicable State law requirements in connection with the purchase by Ciprico of Seller’s Assets.

5.9                                 Noncompetition and Nonsolicitation.

(a)                                  Noncompetition and Nonsolicitation.  After the Closing and for a period of three (3) years thereafter, Seller and the Principals shall not, and each shall use commercially reasonable efforts to cause its and their Affiliates not to, any where in the United States or any where else in which Ciprico or its Subsidiaries conduct business (the “Restricted Territory”):

(i)                                     acquire an ownership interest in or engage in any business in the Restricted Territory that competes with the Restricted Business.

(ii)                                  knowingly contact, solicit or entice, or attempt to contact, solicit or entice, any customers or suppliers of the Restricted Business as conducted by Ciprico or its Affiliates so as to cause, or attempt to cause, any of such customers or suppliers not to do business, reduce their business or no longer do business at a competitive price with Ciprico or its Affiliates; or

(iii)                               induce or attempt to persuade any employee or agent of Ciprico or its Affiliates to terminate such employment, agency or business relationship with Ciprico or its Affiliates.

(b)                                 Restricted Business. “Restricted Business” means the business of designing, manufacturing, and marketing digital storage media systems.

(c)                                  Severability.  If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5.9 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

(d)                                 Equitable Relief.  Each of the parties hereto acknowledges and agrees that the remedy at Law for any breach of the requirements of this Section 5.9 would be inadequate, and agrees and consents that without intending to limit any additional remedies that may be available, temporary and permanent injunctive and other equitable relief may be granted without proof of actual damage or inadequacy of legal remedy in any proceeding which may be brought to enforce any provision of this Section 5.9.

5.10                           Change of Corporate Name.  Each Seller and the Principals agree to take all action (at their expense) that is necessary to amend each Seller’s articles or certificate of incorporation to change the company name of the Seller to a name which is not similar to “Huge Systems, Inc.,” and to cause such amendment to be filed with the appropriate filing office in the State of California within thirty (30) days of Closing.

5.11                           Notification of Certain Matters.  Prior to Closing or earlier termination of this Agreement, Seller shall give prompt notice to Ciprico, and Ciprico shall give prompt notice to Seller, as the case may be, of (a) any knowledge of or discovery by the notifying party of the inaccuracy of any representation or warranty by the non-notifying party contained in this Agreement or any material failure of the notifying party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder (and each party shall use commercially reasonable efforts to remedy such failure), and (b) the receipt of any notice or other communication from any governmental authority or any third party that would be reasonably expected to cause the notifying party to fail to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such party under this Agreement; provided that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

5.12                           Release.  From and after the Closing, Seller and the Principals hereby releases the Assets from any claims or demands that Seller or any Principal may have against such Assets to the extent arising from, out of or in connection with any circumstances, acts or omissions or contracts entered into prior to the Closing.

5.13                           Covenant Regarding HSI Related Sales.

(a)                                  Ciprico, for itself and any Successor (as defined below), covenants and agrees that, for the duration of the Earnout Period, it shall (i) use commercially reasonable efforts to maximize the likelihood of receipt by the Seller of the maximum Contingent Consideration amounts as set forth in Article 2 of this Agreement and (ii) continue to operate the Business in substantially the same manner as presently conducted; provided, however, that the Seller and the Principals hereby acknowledge and agree that Ciprico intends to relocate the Seller’s accounting, operations, manufacturing and assembly functions to Ciprico’s facilities in Plymouth, Minnesota.

(b)                                 Without in any way limiting the foregoing, if any of the following events (each, a “Material Earnout Breach”) occurs at any time after the Closing Date and such Material Earnout Breach is not cured within fifteen business days after written notice from the Principals to Ciprico of the same, then Ciprico (or any Successor) shall be required to make payment to the Seller in accordance with Section 5.13(c) below:

(i)                                     The employment of either of the Principals is terminated by Ciprico (or any Successor) other than for “cause” (as defined in the applicable Employment Agreement);

(ii)                                  Ciprico (or any Successor) fails to provide the Principals with financial and human resources for engineering, sales, marketing and technical support for products historically sold by the Seller comparable to the level of resources historically provided by the Seller; provided that Ciprico and the Principals will review such resource levels on a quarterly basis and may adjust these levels as mutually agreed;

(iii)                               Ciprico (or any Successor) (A) terminates or materially reduces the sale or marketing of products historically sold by the Seller that, if sold, would constitute HSI Related Sales, (B) except pursuant to its reasonable business judgment, delays the sale or impedes the sale of products developed after the date hereof that, if sold, would constitute HSI Related Sales or (C) otherwise terminates the line of business in which the Seller is currently engaged;

(iv)                              Ciprico shall employee Stu Mabon in any position (whether as an officer, director, employee or consultant) pursuant to which he has the ability, directly or indirectly, to influence the design, manufacturing or sale of any product that, if sold, would constitute an HSI Related Sale.

(c)                                  Promptly following any Material Earnout Breach, Ciprico (or any Successor) shall pay to the Seller, as additional consideration, the Contingent Consideration that would be payable to Seller assuming the Gross Profit allocable to HSI Related Sales equaled the sum of:

(i)                                     the Gross Profit allocable to HSI Related Sales with respect to HSI Related Sales made prior to such Material Earnout Breach, plus

(ii)                                  the product of (1) the Daily Gross Profit Amount multiplied by (2) the number of days remaining in the Earnout Period multiplied by (C) the Proration Factor;

provided, however, that the payment required to be made by Ciprico pursuant to this Section 5.13(c) shall be reduced by the aggregate amount of all Advance Payments, if any, made to the Seller prior to such Material Earnout Breach.

So, by way of illustration:

If a Material Earnout Breach occurs the day after the 9th month anniversary of the Closing Date (i.e. in the 10th month) and the actual Gross Profit allocable to HSI Related Sales for the period prior to such Material Earnout Breach was $2,000,000, the amount payable to the Seller would be calculated as follows: $2,000,000 + [($2,000,000/270 days) X 90 days X 1.3] = $2,866,666.65 minus the aggregate amount of Advance Payments, if any, made to the Seller prior such Material Earnout Breach.

(d)                                 Notwithstanding anything herein to the contrary, the Seller shall remain entitled to any Contingent Consideration that is ultimately determined to be payable to Seller pursuant to Section 2.4.2.3, but such Contingent Consideration shall be reduced by the amount paid to Seller pursuant to this Section 5.13(c).

(e)                                  Unless otherwise agreed to in writing by the Principals, during the Earnout Period, Ciprico shall not lease or make available for lease any products that, if sold, would constitute HSI Related Sales.

(f)                                    As used herein, the following terms shall have the following meanings:

“Daily Gross Profit Amount” means the Gross Profit allocable to HSI Related Sales with respect to HSI Related Sales made prior to a Material Earnout Breach divided by the number of days elapsed in the Earnout Period prior to such Material Earnout Breach.

“Proration Factor” means (i) if a Material Earnout Breach occurs on or prior to the seventh-month anniversary of Closing Date, 1.6, (ii) if a Material Earnout Breach occurs in the 8th month after the Closing Date, 1.5, (iii) if a Material Earnout Breach occurs in the 9th month after the Closing Date, 1.4, (iv) if a Material Earnout Breach occurs in the 10th month after the Closing Date, 1.3, (v) if a Material Earnout Breach occurs in the 11th month after the Closing Date, 1.2, and (vi) if a Material Earnout Breach occurs in the 12th month after the Closing Date, 1.1.

“Successor” means any person who (i) acquires all or substantially all of the Assets purchased by Ciprico pursuant this Agreement or (ii) is a successor, via merger, contract or operation of law, to the obligations of Ciprico.

ARTICLE 6

EMPLOYEE MATTERS

6.1                                 Benefit Plans.

6.1.1                        Pension Plans.  The benefits of Current Employees under any Seller Pension Plans shall be paid by Seller to such Current Employees in accordance with the terms of the applicable plan until the Closing Date.  Seller shall remain the sponsor of its Employee Plans and Ciprico assumes no obligations thereunder; provided, however, that to the extent an employee of Seller who becomes an employee of Ciprico may be permitted under such Seller Pension Plan and applicable laws and regulations, such employee’s vested account balance may be transferred to a Pension Plan of Ciprico.  Seller shall be under no obligation to continue, maintain or sponsor any Employee Plans following Closing.

6.1.2                        Continuation Coverage.  Seller shall provide Current Employees who are terminated by Seller and not rehired by Ciprico, the election of group health coverage in so far as required by Section 4980B of the IRC under the terms of the applicable health plans maintained by Seller, as long as it maintains such plans and to the extent required under applicable laws.  Seller shall not be under any obligation to continue and maintain any of its applicable health plans.

6.1.3                        Retiree Health Benefits.  Seller shall be responsible for payment of retiree health benefits, if any, for those Current Employees who as of the Closing are or become eligible for retiree health benefits under Seller’s applicable retiree health plan.

6.1.4                        Other Benefits.  Seller shall be responsible for any payments with respect to accrued vacation, personal days, sick leave, or tuition reimbursement of Current Employees, provided Seller shall not be responsible for any liabilities that arise following the Closing and relate to any employee of Seller who becomes an employee of Ciprico, except with respect to liabilities relating to any benefits that may have accrued prior to Closing.

6.2           Employee Matters.

6.2.1                        On or before the Closing, Ciprico shall either offer employment, on an at-will basis, or make offers of transitional employment to all of the Seller’s Employees.  Any offers of employment shall be on substantially the same terms, in the aggregate (including salary, fringe benefits and job responsibility), as those provided to such employees by Seller immediately prior to the Closing to the extent permitted under applicable law.  “Hired Employees” means those Employees who are hired by Ciprico or an Affiliate of Ciprico as an Employee or otherwise engaged by Ciprico or an Affiliate of Ciprico as a consultant, advisor, director, officer or pursuant to any other compensatory arrangement.  Effective upon the Closing, all Hired Employees shall be and hereby are released from any non-competition or confidentiality obligations owed by such Hired Employees to Seller.  Ciprico shall be responsible for all obligations with respect to Hired Employees that arise after the Closing Date solely with respect to employment of any such persons by Ciprico.  The parties hereto agree that nothing in this Agreement shall limit Ciprico’s ability after the Closing Date to modify or terminate (A) the employment of any Hired Employee or (B) any benefit policy, plan or program offered to or covering any Hired Employee.

6.2.2                        For purposes of continuation coverage required by Section 4980B of the Code and Sections 601 through 608 of ERISA (“COBRA”), Ciprico shall permit any of Seller’s Employees to elect to continue their health insurance benefits with Ciprico under COBRA at Ciprico’s expense.

6.3           Bonus Payments.  Ciprico acknowledges its obligations and responsibility pursuant to those certain “stay-bonus” agreements that Ciprico has or may enter into with the following Seller Employees: (i) Laura Jordan, (ii) Phim Boutchantarath and (iii) Carmen Palacios.

ARTICLE 7

CONDITIONS TO CIPRICO’S OBLIGATIONS

The obligations of Ciprico under this Agreement shall, at its option, be subject to the satisfaction or waiver, on or prior to the Closing Date, of all of the following conditions:

7.1                                 Representations, Warranties and Covenants.  The representations and warranties of Seller herein without regard to any qualification or reference to “material,” “Material Adverse Effect,” or similar variations thereof, shall be true in all material respects on the Closing Date with the same effect as though made at such time.  Seller shall have performed all of its obligations and complied with all of its respective covenants in all material respects in this Agreement required to be performed prior to or as of the Closing.

7.2                                 Opinion of Counsel for Seller.  Gibson, Dunn & Crutcher LLP, special counsel for Seller, shall have delivered to Ciprico a written opinion, dated the Closing Date in substantially the form of Exhibit D.

7.3                                 Approvals; Consents.  All Consents shall have been obtained by Seller and delivered to Ciprico, and Seller shall have delivered written evidence of the release of any and all Liens on the Assets (other than the Retained Assets).

7.4                                 Litigation Affecting Closing.  No suit, action or other proceeding shall be pending or threatened by any third party or by or before any court or governmental agency in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated by this Agreement, and no investigation that might result in any such suit, action or other proceeding shall be pending or threatened.

7.5                                 Legislation.  No statute, rule, regulation, order, or interpretation shall have been enacted, entered or deemed applicable by any domestic or foreign government or governmental or administrative agency or court that would make the transactions contemplated by this Agreement illegal.

7.6                                 Transfer Documents.  Ciprico shall have received from Seller such instruments of transfer, assignment, conveyance and other instruments sufficient to convey, transfer and assign to Ciprico all right, title and interest in the Assets, together with possession of such Assets, all in form and substance reasonably satisfactory to Ciprico and its counsel.

7.7                                 Employment Agreements.  Each of the Principals shall have entered into Employment Agreements with each of the Principals in substantially the forms set forth on Exhibit E-1 and Exhibit E-2 hereto, respectively (collectively, the “Employment Agreements”).

7.8                                 Resolutions/Required Seller Shareholder Vote.  Seller shall provide to Ciprico duly adopted resolutions of Seller authorizing and approving this Agreement and all transactions and any ancillary transaction documents contemplated hereby and thereby.  Seller shall have received the Required Seller Shareholder Vote and shall have provided satisfactory evidence thereof to Ciprico.

ARTICLE 8

CONDITIONS TO SELLER’S OBLIGATIONS

The obligations of Seller under this Agreement shall, at its option, be subject to the satisfaction, on or prior to the Closing Date, of all of the following conditions:

8.1                                 Representations, Warranties and Covenants.  The representations and warranties of Ciprico herein shall be true in all material respects on the Closing Date with the same effect as though made at such time.  Ciprico shall have performed all of its obligations and complied with all of its covenants herein prior to or as of the Closing Date.

8.2                                 Litigation Affecting Closing.  No suit, action or other proceeding shall be pending or threatened by any third party or by or before any court or governmental agency in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated by this Agreement, and no investigation that might result in any such suit, action or other proceeding shall be pending or threatened.

8.3                                 Legislation.  No statute, rule, regulation, order or interpretation shall have been enacted, entered or deemed applicable by any domestic or foreign government or governmental or administrative agency or court that would make the transactions contemplated by this Agreement illegal.

8.4                                 Termination of Personal Guarantees.  Any and all personal guarantees made by the Principals in connection with the Business shall have been terminated at or prior to the Closing.

8.5                                 Employment Agreements.  Ciprico shall have entered into Employment Agreements with each of the Principals.

ARTICLE 9

CLOSING

9.1                                 Closing Date.  The consummation of the purchase and sale of the Assets provided for herein (the “Closing”) shall take place at 10:00 a.m. (Central Standard Time or Central Daylight Time, as applicable) within 10 business days after the conditions to closing set forth in ARTICLE 7 and ARTICLE 8 have been satisfied or waived in writing, or on such other date and/or at such other time as the parties hereto may agree upon (the “Closing Date”).  The Closing shall take place (i) at the offices of Fredrikson & Byron, P.A., 200 South Sixth Street, Suite 4000, Minneapolis, Minnesota, or (ii) on the mutual agreement of the parties, by delivery via facsimile transmission (with originals sent via overnight courier service) of the documents to be delivered at the Closing, or (iii) at such other place or in such other manner as the parties hereto may agree.

9.2                                 Proceedings.  All proceedings taken and all documents executed and delivered by the parties hereto at the Closing shall be deemed to have been taken and executed simultaneously and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

ARTICLE 10

INDEMNIFICATION

10.1                           Indemnification of Ciprico.  From and after the Closing, Seller and the Principals shall indemnify, defend and hold harmless Ciprico and each of its subsidiaries, officers, directors, employees, and shareholders (collectively, the “Buyer Indemnified Parties”) from and against and in respect of any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, interest and penalties, costs and expenses (including, without limitation, reasonable legal fees and disbursements incurred in connection therewith and in seeking indemnification therefor, and any amounts or expenses required to be paid or incurred in connection with any action, suit, proceeding, claim, appeal, demand, assessment or judgment), whether or not involving a third-party claim, (collectively “Indemnifiable Losses”) directly or indirectly resulting from, arising out of, or imposed upon or incurred by any person to be indemnified hereunder by reason of, any one or more of the following:

10.1.1                  any breach of any representation or warranty of Seller or the Principals contained in this Agreement or any agreement, certificate or document executed and delivered by Seller, the Principals or its or their Affiliates pursuant hereto or in connection with any of the transactions contemplated by this Agreement;

10.1.2                  any breach of any covenant or obligation of Seller or the Principals contained in this Agreement or any agreement, certificate or document executed and delivered by Seller, the Principals or its or their Affiliates pursuant hereto or in connection with any of the transactions contemplated by this Agreement;

10.1.3                  any failure by Seller or the Principals to satisfy, perform, pay, discharge or resolve any liabilities and obligations of, or claims against, Seller or the Principals not included within the Assumed Liabilities;

10.1.4                  the failure to obtain any Consents and/or the failure to deliver physical custody or the beneficial use of (as the case may be) any Assets (other than Retained Assets) to Ciprico, including, but not limited to Assets currently located at the facilities of third parties, in which case Ciprico shall be entitled to actual costs incurred by Ciprico to replace such Assets with new assets;

10.1.5                  any and all actions, suits, proceedings, claims or demands by third parties, or assessments or judgments in their favor, directly resulting or arising from any of the foregoing or any allegations thereof.

Any Indemnifiable Losses incurred by Ciprico shall be considered a reduction in the Purchase Price as further specified in and subject to the limitations of Section 10.6.

10.2                           Indemnification of Seller and Principals.  From and after the Closing, Ciprico shall indemnify, defend and hold harmless Seller and any Principal from and against and in respect of any and all Indemnifiable Losses directly or indirectly resulting from, arising out of, or imposed upon or incurred by any person to be indemnified hereunder by reason of, any one or more of the following: (i) any breach of any representation or warranty of Ciprico contained in this Agreement or any agreement, certificate or document executed and delivered by Ciprico or its Affiliates pursuant hereto or in connection with any of the transactions contemplated by this Agreement; (ii) any breach of any covenant or obligation of Ciprico contained in this Agreement or any agreement, certificate or document executed and delivered by Ciprico or its Affiliates pursuant hereto or in connection with any of the transactions contemplated by this Agreement; (iii) the failure to obtain any consents or approvals necessary for the consummation of the transactions described in this Agreement; (iv) any claim by any person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such person with Ciprico (on any person acting on Ciprico’s behalf) in connection with the transactions contemplated herein; (v) any failure by Ciprico to satisfy, perform, pay, discharge or resolve any liabilities and obligations of, or claims against, Ciprico with respect to the Assumed Liabilities; (vi) any liability arising out of the ownership or operation of the Assets after the Closing; and (vii) any and all actions, suits, proceedings, claims or demands by third parties, or assessments or judgments in their favor, directly resulting or arising from any of the foregoing or any allegations thereof.

10.3                           Third-Party Claims.  If a claim by a third party is made against any indemnified party, and if the indemnified party intends to seek indemnity with respect thereto under this ARTICLE 10, such indemnified party shall promptly notify the indemnifying party of such claim; provided, however, that failure to give timely notice shall not affect the rights of the indemnified party so long as the failure to give timely notice does not materially adversely affect the indemnifying party’s ability to defend such claim against a third party.  The indemnifying party shall be entitled to settle or assume the defense of such claim, including the employment of counsel satisfactory to the indemnified party, as provided below.  If the indemnifying party elects to settle or defend such claim, it shall notify the indemnified party within 30 days (but in no event less than 20 days before any pleading, filing or response on behalf of the indemnified party is due) of its intent to do so.  If the indemnifying party elects not to settle or defend such claim or fails to notify the indemnified party of its election within 30 days (or such shorter period provided above) after receipt of the indemnified party’s notice of a claim of indemnity hereunder, the indemnified party shall have the right to contest, settle or compromise the claim without prejudice to any rights to indemnification hereunder.  Notwithstanding the foregoing, regardless of which party is controlling the settlement or defense of any claim, (i) both the indemnified party and indemnifying party shall act in good faith, (ii) the indemnifying party shall not thereby permit to exist any Lien upon any asset of any indemnified party or of its subsidiaries, (iii) the indemnifying party shall permit the indemnified party to participate in such settlement or defense through counsel chosen by the indemnified party, provided that all fees, costs and expenses of such counsel in an action controlled by the indemnifying party shall be borne by the indemnified party, unless the indemnifying party and indemnified party have different available defenses to such third-party claim, in which case such fees, costs and expenses shall be borne entirely by the indemnifying party, (iv) no entry of judgment or settlement of a claim may be agreed to without the written consent of both the indemnified party and the indemnifying party, which consents shall not be unreasonably withheld or delayed, and (v) the indemnifying party shall agree promptly to reimburse the indemnified party for the full amount of Indemnifiable Losses with respect to such claim that are finally determined to be owed by the indemnifying party pursuant to this Agreement.  So long as the indemnifying party is reasonably contesting any such claim in good faith as permitted herein, the indemnified party shall not pay or settle any such claim.  The controlling party shall deliver, or cause to be delivered, to the other party copies of all correspondence, pleadings, motions, briefs, appeals or other written statements relating to or submitted in connection with the settlement or defense of any such claim, and timely notices of, and the right to participate pursuant to (iii) above in any hearing or other court proceeding relating to such claim.

10.4                           Set-Off.  In addition to any other remedies an indemnified party may have hereunder, the indemnified party shall be entitled to setoff against any amounts otherwise owed by the indemnified party to the indemnifying party under this Agreement, including any payments to be made pursuant to Section 2.4.2.2 and 2.4.2.3, (i) the amount of any Indemnifiable Losses that are finally determined to be owed by the indemnifying party pursuant to this Agreement or (ii) an amount equal to 100% of any estimated Indemnifiable Losses for which a claim may be made for indemnification hereunder.  Set-off with respect to estimated Indemnifiable Losses pursuant to clause (ii) above shall be available to the extent that, in the exercise of the indemnified party’s reasonable and good faith judgment, (a) the indemnified party reasonably believes it is entitled to indemnification pursuant to the terms of this Agreement and (b) the estimated amount of Indemnifiable Losses is credible and substantiated.  If the actual amount of Indemnifiable Losses with respect to any claim, as finally determined pursuant to the terms of this Agreement, is less than the amount of a set-off previously made by the indemnified party with respect to such claim, then the indemnified party shall promptly pay to the indemnifying party the amount of such deficiency together with interest thereon which shall accrue from the date of the set-off until the date of payment at an annual rate, adjusted quarterly, equal to the Prime Rate.

10.5                           Cooperation as to Indemnified Liability.  Each party hereto shall cooperate fully with the other parties with respect to access to books, records, or other documentation within such party’s control, if deemed reasonably necessary or appropriate by any party in the defense of any claim that may give rise to indemnification hereunder.

10.6                           Limitations.

10.6.1                  Except as provided in Section 10.6.3 below, no party shall assert claims for Indemnifiable Losses under Section 10.1.1 unless and until the cumulative aggregate amount of such Indemnifiable Losses incurred to the date of such a claim by such party from prior and current indemnification claims pursuant to Section 10.1.1 exceeds $30,000, in which case such party shall be entitled to indemnification to the full amount of Indemnifiable Losses incurred by such party.

10.6.2                  Seller and the Principals shall not have any liability to the Buyer Indemnified Parties (for indemnification or otherwise) in excess of the Purchase Price less Eight Hundred Thousand Dollars ($800,000), it being specifically understood that no Principal shall be obligated to indemnify hereunder in an amount in excess of such Principal’s pro rata percentage of the amounts paid to Seller under this Agreement.

10.6.3                  The limitations set forth in Section 10.6.1 and Section 10.6.2 shall not apply to Indemnifiable Losses resulting from, arising out of, or based upon (i) any fraud or intentional misrepresentation by Seller or the Principals; (ii) any failure by Seller or the Principals to deliver to Ciprico all Assets; (iii) any failure by Seller or the Principals to satisfy, perform, pay, discharge or resolve the liabilities and obligations of, and claims against, Seller or the Principals not included within the Assumed Liabilities; or (iv) a breach by Seller or the Principals of any covenant or agreement contained in Section 5.6, Section 3.25 or Section 10.5 to be performed by Seller or the Principals after the Closing.

10.7                           Nature of Indemnification.  Ciprico’s right to indemnification and payment of Indemnifiable Losses, or other remedy, based on Seller’s or the Principals’ representations, warranties, covenants and obligations, shall not be affected by any investigation conducted by Ciprico or any knowledge acquired (or capable of being acquired) at any time by Ciprico, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.  The parties recognize and agree that the representations, warranties and covenants operate as bargained for promises and risk allocation devices and that, accordingly, Ciprico’s knowledge, and the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification or payment of Indemnifiable Losses pursuant to this ARTICLE 10, or other remedy, based on such representations, warranties, covenants, and obligations.

10.8                           Exclusive Remedy.  Except as otherwise expressly provided in this Agreement, following the Closing, the remedies in this Article 10 shall be the exclusive remedies of the parties with respect to any and all matters covered by this Agreement; provided, however, that no party hereto shall be deemed to have waived any rights, claims, causes of action or remedies if and to the extent such rights, claims, causes of action or remedies may not be waived under applicable law or intentional fraud or willful misconduct is proven on the part of a party by another party hereto.  No party hereto shall have any liability under any provision of this Agreement or otherwise for any punitive, incidental, consequential, special or indirect damages, including business interruption, loss of future revenue, profits or income, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement or any Schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby.

ARTICLE 11

TERMINATION

11.1                           Termination Prior to Closing.  Notwithstanding any contrary provisions of this Agreement, the respective obligations of the parties hereto to consummate the Closing may be terminated and abandoned at any time at or before the Closing only as follows:

11.1.1                  By and at the option of Ciprico if the Closing shall not have occurred by February 28, 2005; provided that Ciprico shall not have breached in any material respect its obligations under this Agreement in any manner that shall have been the proximate cause of, or resulted in, the failure to consummate the Closing.

11.1.2                  By and at the option of Seller, if the Closing shall not have occurred by February 28, 2005; provided that Seller shall not have breached in any material respect its obligations under this Agreement in any manner that shall have been the proximate cause of, or resulted in, the failure to consummate the Closing.

11.1.3                  At any time, without liability of any party to the others, upon the mutual written consent of Seller and Ciprico.

Nothing contained in this Section shall be construed as a release or waiver by any party hereto of any of its rights against any other party arising out of any willful breach of this Agreement by the other party.

ARTICLE 12

MISCELLANEOUS

12.1                           Complete Agreement.  The Schedules and Exhibits to this Agreement shall be construed as an integral part of this Agreement to the same extent as if they had been set forth verbatim herein.  This Agreement and the Schedules and Exhibits hereto constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior proposals, discussions, or agreements, whether written or oral, relating hereto.  Any disclosure contained in any Schedule hereto shall be deemed included in each other applicable Schedule hereto but only to the extent the disclosure in such first Schedule is on its face reasonably clear and appropriately cross-referenced, without the need of additional information or explanation, as to which, if any, other Schedule such disclosure should be deemed to be included and for what reason.

12.2                           Survival.  Subject to Section 10.6, the representations, warranties and indemnification for breaches thereof, and the covenants, agreements and indemnification for breaches thereof that are to have been fully performed prior to the Closing, shall survive the Closing and remain in full force and effect until the later of: (i) one (1) year thereafter; and (ii) the date final payment is due to Seller pursuant to Section 2.4.2.2 (the “Survival Period”), and a party may not first raise a claim hereunder for Indemnifiable Losses after the expiration of the Survival Period not directly related to or arising out of a claim asserted by such party prior to the expiration of the Survival Period; provided that claims with respect to (i) the matters set forth in Section 10.6.3; (ii) Taxes; (iii) Environmental Laws; (iv) title to and sufficiency of the Assets; (v) Intellectual Property; and (vi) criminal matters, shall survive until thirty (30) days after the underlying claim is barred by the relevant statute of limitations.  No independent investigation made by a party hereto, or by its counsel or any of its agents or employees, shall in any way limit or restrict the scope of the representations, warranties, covenants or agreements made by another party in this Agreement.

12.3                           Waiver, Discharge, Amendment, Etc.  The failure of any party hereto to enforce at any time any of the provisions of this Agreement, including the election of such party to proceed with the Closing despite a failure of any condition to such party’s closing obligations to occur, shall in no way be construed to be a waiver of any such provision,  nor in any way to affect the validity of this Agreement or any part thereof or the right of the party thereafter to enforce each and every such provision.  No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.  Any amendment to this Agreement shall be in writing and signed by the parties hereto.

12.4                           Notices.  All notices or other communications to a party required or permitted hereunder shall be in writing and shall be given by hand delivery, courier service (with acknowledgment of receipt), telecopy (with confirmation of transmission), or by certified mail, postage prepaid with return receipt requested, addressed to the parties at the following addresses:

if to Ciprico, to:

Ciprico, Inc.

Attn:  Mr. Thomas Wargolet

Chief Financial Officer

7400 Medina Road, Suite 800

Plymouth, MN 55447

with a copy to:

Fredrikson & Byron, P.A.

Attn:  Melodie Rose, Esq.

200 South Sixth Street, Suite 4000

Minneapolis, MN 55402-1425

and if to Seller, to:

Huge Systems, Inc.

c/o Tina Bow

4267 Marina City Drive

Marina del Rey, CA 90292

with a copy to:

Gibson, Dunn & Crutcher LLP

Attn:  Mark S. Lahive, Esq.

2029 Century Park East

Los Angeles, CA  90067

Any party may change the above-specified recipient and/or mailing address by notice to all other parties given in the manner herein prescribed.  All notices shall be deemed given on the day when actually delivered as provided above (if delivered personally, by courier or by telecopy) or on the day shown on the return receipt (if delivered by mail).

12.5                           Public Announcement.  Each of the parties to this Agreement hereby agrees with the other parties hereto that no press release or similar public announcement or communication will be made or caused to be made concerning the execution or performance of this Agreement prior to Closing.  The foregoing shall not restrict Ciprico’s and Seller’s internal communications with employees or customers.  Seller, the Principals and Ciprico will consult amongst each other concerning the means by which Seller’s employees, customers, suppliers and others having dealings with Seller will be informed of the transactions contemplated herein; provided, however, that Ciprico shall have the right to require that any party to whom any such announcement or disclosure or communication is made will be subject to a reasonable and customary confidentiality and “standstill” agreement.

12.6                           Expenses.  Except as otherwise expressly provided herein, each party hereto shall pay its own expenses (including, but not limited to, all compensation and expenses of its own counsel, financial advisors, consultants, actuaries and independent accountants) incident to this Agreement and the preparation for, and consummation of, the transactions provided for herein.

12.7                           Governing Law.  The legality, validity, enforceability and interpretation of this Agreement shall be governed by the laws of the State of Minnesota, without giving effect to the principles of conflict of laws.

12.8                           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors or assigns of the parties hereto; provided that the rights of Seller herein may not be assigned, and all or any portion of the rights of Ciprico may be assigned only to a subsidiary of Ciprico or to such business organization that shall succeed to the business of Ciprico or of such subsidiary to which this Agreement relates, provided that Ciprico remains liable for the fulfillment by such assignee(s), in accordance with and subject to the terms and conditions hereof, of Ciprico’s obligations hereunder.

12.9                           Titles and Headings; Construction.  The titles and headings to Sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.  This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Agreement to be drafted.

12.10                     Severability.  If any provision of this Agreement is held invalid, unenforceable or void by a court of competent jurisdiction, the remaining provisions shall nonetheless be enforceable according to their terms.  In such case, the parties agree to use their commercially reasonable efforts to achieve the purpose of the invalid provision.  Further, if any provision is held to be overbroad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and shall be enforced as amended.

12.11                     Benefit.  Subject to Section 10 hereof, nothing in this Agreement or the agreements referred to herein, expressed or implied, shall confer on any person other than the parties hereto or thereto, or their respective permitted successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, the agreements referred to herein, or the transactions contemplated herein or therein.

12.12                     Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

12.13                     Further Transfers; Transition Assistance.  Each of Ciprico and Seller shall execute and deliver such further instruments of conveyance and transfer and take such additional action as Ciprico, Seller or the Principals may reasonably request to effect, consummate, confirm or evidence the transfer to Ciprico of the Assets (other than the Retained Assets), the assumption by Ciprico of the Assumed Liabilities and the conduct by Ciprico of the Business (including with respect to obtaining and maintaining all licenses, permits, authorizations, accreditations and consents necessary or desirable in connection therewith), and Seller shall execute such documents as may be necessary to assist Ciprico in preserving or perfecting its rights in the Assets (other than the Retained Assets) and its ability to conduct the Business.  Following the Closing, Seller and Ciprico agree to cooperate with each other and to provide each other with all information and documentation reasonably necessary to permit the preparation and filing of all federal, state, local and other Tax Returns with respect to the Business; provided that any party so requesting actions of the other pursuant hereto shall reimburse the requested party for such requested party’s reasonable out-of-pocket expenses in connection therewith.  Seller and the Principals agree that subsequent to the Closing they shall refer all customer inquiries with respect to the Business to Ciprico.

12.14                     Confidentiality.  After the Closing, the parties shall maintain as confidential and shall not use or disclose (except as required by law or as authorized in writing by Buyer) any Confidential Information.  The parties further agrees to take all appropriate steps (and to cause each of its or his or her Affiliates to take all appropriate steps) to safeguard such Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft.  In the event any party is required by law to disclose any confidential information, such party shall promptly notify the other parties in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and shall cooperate with the other parties to preserve the confidentiality of such information consistent with applicable law.

[Remainder of Page Intentionally Left Blank]

ACCORDINGLY, each of the parties has caused this Agreement to be executed, in the manner appropriate for each, as of the date first above written.

CIPRICO, INC.

By:	/s/ James Hansen
Name: James Hansen
Title: Chief Executive Officer

HUGE SYSTEMS, INC.

By:	/s/ Tina Bow
Name: Tina Bow
Title: President

PRINCIPALS:

/s/ Michael Anderson
Michael Anderson

/s/ Tina Bow
Tina Bow

Exhibit A

Short-Term Promissory Note

Exhibit B

Assignment of Leases and Consent to Assignment of Leases

Exhibit C

Holdback Note

Exhibit D

Opinion of Counsel for Seller

Exhibit E-1

Employment Agreement – Michael Anderson

Exhibit E-2

Employment Agreement – Tina Bow